                                                                EXHIBIT (10)(j)

                          PALISADES NUCLEAR POWER PLANT

                            POWER PURCHASE AGREEMENT

                                     BETWEEN

                         ENTERGY NUCLEAR PALISADES, LLC

                                       AND

                            CONSUMERS ENERGY COMPANY

                            DATED AS OF JULY 11, 2006

                            POWER PURCHASE AGREEMENT
                                TABLE OF CONTENTS

ARTICLE I: DEFINITIONS....................................................     1
   1.1.   Defined Terms...................................................     1
   1.2.   Rules of Interpretation.........................................     8

ARTICLE II: PURCHASE OF CAPACITY, ENERGY, AND ANCILLARY SERVICES..........    10
   2.1.   Capacity Sale and Purchase......................................    10
   2.2.   Energy Sale and Purchase........................................    10
   2.3.   Ancillary Services..............................................    10
   2.4.   Replacement Energy and Replacement Capacity.....................    11
   2.5.   Delivery Point..................................................    13
   2.6.   Entitlement Due to Uprate.......................................    14
   2.7.   Capacity Accreditation..........................................    14
   2.8.   Reactive Power..................................................    15
   2.9.   Station Power Service...........................................    15

ARTICLE III: PAYMENTS.....................................................    15
   3.1.   Purchase Payments...............................................    15
   3.2.   Peak Adjustment Payment.........................................    16

ARTICLE IV: MAINTENANCE AND OPERATION.....................................    16
   4.1.   Scheduled Maintenance...........................................    16
   4.2.   Derate Notices..................................................    18
   4.3.   Other Operations Obligations....................................    18

ARTICLE V: METERING, BILLING AND PAYMENT..................................    19
   5.1.   Metering........................................................    19
   5.2.   Billing and Payment.............................................    21
   5.3.   Scheduling......................................................    22

ARTICLE VI: FORCE MAJEURE.................................................    23
   6.1.   Conditions of Excuse from Performance...........................    23
   6.2.   No Termination; Extension of Term...............................    23
   6.3.   Adjustment Payments.............................................    24

ARTICLE VII: EVENTS OF DEFAULT; REMEDIES..................................    24
   7.1.   List of Default Events..........................................    24
   7.2.   Seller's Security...............................................    25
   7.3.   Buyer's Security................................................    26
   7.4.   No Consequential Damages........................................    27

ARTICLE VIII: REPRESENTATIONS AND WARRANTIES..............................    27
   8.1.   Representations and Warranties of Buyer.........................    27
   8.2.   Representations and Warranties of Seller........................    28

ARTICLE IX: INDEMNITY AND LIMITATION OF LIABILITY.........................    29
   9.1.   Title and Risk of Loss..........................................    29
   9.2.   Indemnification.................................................    29
   9.3.   No Partnership..................................................    30
   9.4.   Responsibility for Employees....................................    30

ARTICLE X: TERM...........................................................    30
   10.1.  Term............................................................    30
   10.2.  Termination.....................................................    30
   10.3.  Effect of Termination...........................................    31

ARTICLE XI: RECORDS.......................................................    31
   11.1.  Inspection of Records...........................................    31

ARTICLE XII: ADMINISTRATIVE COMMITTEE.....................................    31
   12.1.  Purpose.........................................................    31
   12.2.  Membership......................................................    32
   12.3.  Meetings........................................................    32
   12.4.  Functions.......................................................    32
   12.5.  Expenses........................................................    32

ARTICLE XIII: NOTICES.....................................................    32
   13.1.  Notices in Writing..............................................    32
   13.2.  Date of Notification............................................    33
   13.3.  Oral Notice in Emergency........................................    33

ARTICLE XIV: CONFIDENTIALITY..............................................    33
   14.1.  Non-Disclosure to Third Parties.................................    33
   14.2.  Disclosure Permitted............................................    34
   14.3.  Survival of Confidentiality.....................................    34

ARTICLE XV: INSURANCE.....................................................    34
   15.1.  Coverage and Amounts of Seller and Buyer........................    34
   15.2.  Coverage for Full Term..........................................    35

ARTICLE XVI: ASSIGNMENT...................................................    35
   16.1.  Binding Effect..................................................    35
   16.2.  General.........................................................    36
   16.3.  Assignment to an Affiliate......................................    36
   16.4.  Assignment to Lenders...........................................    36

ARTICLE XVII: MISCELLANEOUS...............................................    36
   17.1.  Dispute Resolution..............................................    36
   17.2.  Recording Telephone Conversations...............................    37
   17.3.  Compliance with Laws............................................    37
   17.4.  Taxes and Other Charges.........................................    38
   17.5.  Future Attributes...............................................    38

   17.6.  Financial Transmission Rights...................................    38
   17.7.  Governing Law; Venue............................................    39
   17.8.  Entire Agreement; Amendment.....................................    39
   17.9.  No Implied Waiver...............................................    39
   17.10. Severability....................................................    40
   17.11. No Exclusivity/Dedication of Assets.............................    40
   17.12. Expenses........................................................    40
   17.13. Counterparts....................................................    40
   17.14. Survival........................................................    40
   17.15. Third-Party Beneficiary.........................................    41
   17.16. Mobile-Sierra...................................................    41
   17.17. Forward Contract................................................    41

          Exhibits

Exhibit A Capacity and Energy Charges
Exhibit B Buyer's Capacity Amount
Exhibit C Capacity and Energy Charge Shaping Factors
Exhibit D Diagram of Billing Meters
Exhibit E Form of Seller's Guaranty
Exhibit F Form of Buyer's Guaranty
Exhibit G Peak Adjustment Payment
Exhibit H Scheduling Procedures

                            POWER PURCHASE AGREEMENT

     This POWER PURCHASE AGREEMENT is made and entered into as of July 11, 2006, by and between ENTERGY NUCLEAR PALISADES, LLC, a Delaware limited liability company ("Seller"), and CONSUMERS ENERGY COMPANY, a Michigan corporation ("Buyer") (hereinafter the parties hereto are sometimes referred to collectively as the "Parties," or individually as a "Party").

                                   WITNESSETH:

     WHEREAS, Buyer is a public utility which operates a system for generation and distribution of electric power in the State of Michigan; and

     WHEREAS, Buyer intends to transfer to Seller all of its rights, title, and interests in and to the Palisades Nuclear Power Plant, an approximately 798 MW
(net) nuclear-powered electric generating facility and related assets located in South Haven, Michigan, NRC Operating License No. DPR-20 (the "Facility"); and

     WHEREAS, in order to continue serving its wholesale and retail customers following transfer of Buyer's interests in the Facility to Seller, Buyer desires to purchase, and Seller desires to sell, Capacity, Energy, and all associated Ancillary Services, on a unit contingent basis, on the terms, and subject to the conditions, set forth below.

     NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties agree as follows:

                             ARTICLE I: DEFINITIONS

1.1. DEFINED TERMS

     As used in this Agreement, the following terms shall have the following meanings:

1. "ACCREDITED CAPACITY" shall mean Capacity or Replacement Capacity that (a) meets the resource adequacy requirements in Module E of the MISO Tariff, as amended or superseded ("Module E"), and (b) is measured in accordance with the "Criteria and Method For the Uniform Rating of Generating Equipment" set forth in ECAR 4; provided, however, that if either requirement in (a) or (b) is inapplicable, or if both are inapplicable, then Accredited Capacity shall mean Capacity or Replacement Capacity that meets the applicable requirements for Capacity (the "Effective Capacity Requirements") of any Governing Authority having jurisdiction over Buyer, including any Capacity from the Facility that may be deemed available under the Effective Capacity Requirements even if the Facility is not operating.

2.   "ADMINISTRATIVE COMMITTEE" shall have the meaning set forth in Article XII.

3. "AFFILIATE" shall mean, with respect to any Person, any other Person (other than an individual) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, "control" means the direct or indirect ownership of fifty percent (50%) or more of the outstanding capital stock or other equity interests having ordinary voting power.

4. "AGREEMENT" shall mean this Power Purchase Agreement entered into by Seller and Buyer, including all Exhibits and any and all subsequent modifications or amendments hereto made in accordance herewith.

5.   "ALTERNATE DELIVERY POINT" shall have the meaning set forth in Section
     2.5(b).

6. "ANCILLARY SERVICES" shall mean those services during the Term that are necessary to support the transmission of electric capacity and energy, and support the generation or transmission of Energy from the Facility while maintaining reliable operation of the transmission system, associated with or otherwise corresponding to the Capacity of the Facility and/or output of Energy at such time, which Ancillary Services shall include but not be limited to Reactive Power, regulation, and frequency response service.

7. "ASSET SALE AGREEMENT" shall mean that certain Asset Sale Agreement between Buyer and Seller, dated as of the date hereof.

8. "AUTHORIZATION" shall mean any license, permit, approval, consent, filing, waiver, exemption, variance, clearance, entitlement, allowance, franchise, or other authorization, whether corporate, governmental or otherwise.

9. "BILLING CYCLE" shall mean each calendar month during the Term and any partial calendar month at the beginning or end of the Term.

10. "BILLING METERS" means the bi-directional metering devices designated on Exhibit D as meters numbered one through four.

11. "BUSINESS DAY" shall mean any day other than Saturday, Sunday, or any NERC holiday.

12.  "BUYER" shall have the meaning set forth in the preamble hereto.

13. "BUYER'S CAPACITY AMOUNT" shall mean, for any given time, the applicable amount calculated in accordance with Exhibit B. The amount specified in the column entitled "Buyer's Capacity Amount" in Exhibit B shall equal the product of (a) the Capacity rating of the Facility, which shall be set forth in the column entitled "Capacity of the Facility" in Exhibit B, and determined in accordance with the applicable requirements for Capacity of ECAR 4 (or with the Effective Capacity Requirements, if applicable), and
     (b) the Buyer's Entitlement, which shall be set forth in the column entitled "Buyer's Entitlement" in Exhibit B, and determined in accordance with Section 2.6. The Capacity of the Facility, and the associated amounts in the column in Exhibit B entitled "Capacity of the Facility," shall be revised during the Term, upon written notice from Seller to Buyer providing the results of any net capability testing conducted of the Facility, whether or not conducted as part of an Uprate, in accordance with ECAR 4 (or with the Effective Capacity Requirements, if applicable).

14.  "BUYER'S GUARANTOR" shall have the meaning set forth in Section 7.3.

15.  "BUYER'S GUARANTY" shall have the meaning set forth in Section 7.3.

16. "BUYER'S ENTITLEMENT" shall mean the percentage of Capacity, Net Energy Output and Ancillary Services allocated to Buyer pursuant to this Agreement, which as of the Effective Date is 100%, as may subsequently be reduced pursuant to Section 2.6.

17. "CALENDAR YEAR" shall mean a twelve-month period beginning January 1 and ending December 31.

18. "CAPACITY" shall mean, on or as of any date of determination, a power generation unit's capability to generate a specific amount of electrical energy at a given point in time.

19.  "CAPACITY PAYMENT" shall have the meaning set forth in Section 3.1(a).

20. "CLAIMS" shall mean all third party claims or actions, threatened or filed and, whether groundless, false, fraudulent or otherwise, that directly or indirectly relate to the subject matter of an indemnity, and the resulting losses, damages, expenses, reasonable attorneys' fees and court costs.

21. "CPNODE" shall have the meaning ascribed to such term by MISO in the applicable MISO Tariff or related documents, as such relevant meaning or relevant term may be modified from time to time.

22. "DEFAULT INTEREST RATE" shall mean, with respect to all obligations to pay sums due under this Agreement, other than cash collateral held as security, the Interest Rate plus 200 basis points.

23. "DELIVERED ENERGY" shall mean, for any period of time, the sum of Buyer's Entitlement of Net Energy Output plus Replacement Energy.

24.  "DELIVERY POINT" shall have the meaning set forth in Section 2.5.

25. "DERATE" shall mean an event or condition which causes the Buyer's Entitlement of Net Energy Output to be less than ninety-five percent (95%) of the associated Buyer's Capacity Amount.

26.  "DERATE NOTICE" shall have the meaning set forth in Section 4.2.

27. "DNR" shall mean a Designated Network Resource as defined under applicable MISO Tariffs and related documents, as amended or superseded. The term DNR shall apply to both the Facility and to the resource selected by Seller, and accepted by MISO, to provide Replacement Capacity for Buyer, in accordance with the terms and conditions of this Agreement.

28. "DOWNGRADE EVENT" shall mean, with respect to the Seller's Guarantor or the Buyer's Guarantor, any period of time when such party's unsecured, senior long-term debt obligations (not supported by third-party credit enhancements) are rated below Baa3 by Moody's Investment Services, Inc. (or its successor), and rated below BBB- by Standard & Poor's Rating Group (or its successor).

29. "ECAR 4" shall mean ECAR Document No. 4, "Criteria and Method for the Uniform Rating of Generating Equipment," which is an Organizational Standard of ReliabilityFirst Corporation, the successor organization to the East Central Area Coordination Agreement organization, as such document may be amended, superseded or adopted in whole or in part by ReliabilityFirst Corporation.

30. "EFFECTIVE DATE" shall mean the Closing Date, as defined in the Asset Sale Agreement.

31.  "ENERGY" shall mean electric energy expressed in MWh.

32.  "ENERGY PAYMENT" shall have the meaning set forth in Section 3.1(b).

33.  "EST" shall mean Eastern Standard Time.

34. "FACILITY" shall have the meaning set forth in the second recital of this Agreement.

35. "FERC" shall mean the Federal Energy Regulatory Commission or any successor thereto.

36. "FINANCIAL BILATERAL TRANSACTION" shall have the meaning ascribed to such term by MISO in the applicable MISO Tariff or related documents, as such relevant meaning or relevant term may be modified from time to time.

37. "FORCE MAJEURE" shall mean an event or circumstance which prevents one Party from performing some or all of its obligations hereunder that (a) is not within the control of the Party relying thereon, and (b) could not have been prevented or avoided by such Party through the exercise of reasonable diligence. Subject to the foregoing, Force Majeure may include, without limitation, an act of God, war, insurrection, riot, terrorism or shutdowns or reductions in Facility output or capabilities required, caused by, or related to, directives, orders or requirements of any Governing Authority; provided, however, that the following acts, events or causes shall in no event constitute an event of Force Majeure: (i) any lack of profitability to a Party or any losses incurred by a Party or any other financial consideration of a Party; (ii) unavailability of funds or financing; (iii) an event caused by conditions of national or local economics or markets; and (iv) any failure of equipment which is not itself directly caused by an event which would otherwise independently constitute a Force Majeure.

38. "GENERATION OFFER" shall have the meaning ascribed to such term by MISO in the applicable MISO Tariff or related documents, as such relevant meaning or relevant term may be modified from time to time.

39. "GOOD UTILITY PRACTICES" shall mean any applicable practices, methods, and acts engaged in or approved by a significant portion of (a) as to Seller, the nuclear power electric generating industry, or (b) as to Buyer, the electric utility industry, during the relevant time period, or the practices, methods, and acts which, in the exercise of reasonable judgment by a prudent nuclear operator (or prudent utility operator, if applicable to Buyer) in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition, and the requirements of any Governing Authority having jurisdiction. Without limitation of the foregoing, "Good Utility Practices" shall include the applicable operating policies, standards, criteria, and/or guidelines of NERC, MISO, METC, NRC, RFC and any other Governing Authority. "Good Utility Practices" is not intended to be limited to the optimum practice, method, or act to the exclusion of all others, but rather to the acceptable practices, methods, or acts generally accepted in (a) as to Seller, the nuclear power electric generating industry, or (b) as to Buyer, the electric utility industry.

40. "GOVERNING AUTHORITY" shall mean the federal government of the United States, and any state, county or local government, and any regulatory department, body, political subdivision, commission, bureau, administration, agency, instrumentality, ministry, court, judicial or administrative body, taxing authority, or other authority of any of the foregoing (including, without limitation, any corporation or other entity owned or controlled by any of the foregoing), MISO, METC, NERC, RFC, NRC, and any other regional reliability council, the Transmission Provider and any other regional transmission organization, in each case having jurisdiction over either or both of the Parties, the Facility, or the Transmission Provider's transmission system, whether acting under express or delegated authority.

41. "INTERCONNECTION AGREEMENT" shall mean, with respect to the Facility, the interconnection agreement by and among Seller, MISO and METC, and any other agreement by and among Seller, MISO and METC, governing the interconnection of the Facility to the MISO or METC system and transmission of Energy from the Facility into the MISO or METC system, as amended or superseded.

42. "INTERCONNECTION POINT" shall mean, with respect to the Facility, the Point(s) of Interconnection described in the Interconnection Agreement, unless the Parties specifically agree otherwise in writing.

43. "INTEREST RATE" shall mean, the one-month LIBOR rate as published in The Wall Street Journal for the then current month, or in a comparable publication.

44. "LAW" shall mean any law, statute, rule, regulation, or ordinance issued or promulgated by a Governing Authority.

45. "LETTER(S) OF CREDIT" means one or more irrevocable, transferable standby Letters of Credit issued by a U.S. commercial bank or a foreign bank with a U.S. branch with such bank having a credit rating of at least A- from S&P or A3 from Moody's, in a form acceptable to the Party in whose favor the Letter of Credit is issued. Costs of a Letter of Credit shall be borne by the applicant for such Letter of Credit.

46. "LMP" shall mean the Locational Marginal Price at the relevant CPNode for the relevant hour(s) and day(s), as posted by MISO.

47.  "MAINTENANCE SCHEDULE" shall have the meaning set forth in Section 4.1(a).

48. "MERCHANT OPERATIONS CENTER" shall mean that operations center responsible for monitoring, coordinating and scheduling the outages and dispatch of generation facilities.

49.  "METERING PARTY" shall have the meaning set forth in Section 5.1(a).

50. "METC" shall mean the Michigan Electric Transmission Company, or any successor entity.

51. "MISO" shall mean the Midwest Independent Transmission System Operator, Inc., or any successor entity.

52. "MISO TARIFF" shall mean the "Open Access Transmission and Energy Market Tariff for the Midwest Independent Transmission System Operator, Inc.," as amended or superseded.

53.  "MPSC" shall have the meaning set forth in Section 10.l.

54.  "MWH" shall mean megawatt hours.

55. "NERC" shall mean the North American Electric Reliability Council, or any successor entity.

56. "NET ENERGY OUTPUT" shall mean, for any hour during a Billing Cycle and with respect to the Facility, (a) if the Facility is operating, total Energy output of the Facility as measured at the Delivery Point, less Station Power Service Load, which amounts shall be calculated at the applicable Billing Meters, and provided that Net Energy Output can in no event be less than zero, or (b) if the Facility is not operating, zero. In accordance with the foregoing, if the Facility is operating, Net Energy Output is equal to the sum of the Billing Meter data for "in" flows less the sum of the Billing Meter data for "out" flows; where "in" flows are those flows having a direction designated as being from the Facility to the transmission system and "out" flows are those flows having a direction designated as being from the transmission system to the Facility. The absolute value of the data from each Billing Meter shall be used to calculate Net Energy Output.

57. "NRC" shall mean the Nuclear Regulatory Commission, or any successor entity.

58.  "OFF-PEAK" shall mean all hours that are not On-Peak hours.

59. "ON-PEAK" shall mean hour ending 0700 EST through hour ending 2200 EST, Monday through Friday, excluding NERC holidays.

60. "OPERATING DAY" shall have the meaning ascribed to such term by MISO in the applicable MISO Tariff or related documents, as such relevant meaning or relevant term may be modified from time to time.

61.  "PARTY" shall have the meaning set forth in the preamble hereto.

62.  "PEAK ADJUSTMENT PAYMENT" shall have the meaning set forth in Section 3.2.

63. "PERSON" shall mean any legal or natural person, including any individual, corporation, partnership, limited liability company, joint stock company, association, joint venture, trust, Governing Authority or international body or agency, or other entity.

64. "REACTIVE POWER" shall mean the capability of the Facility when operating to produce or absorb reactive power.

65.  "REGULATORY EVENT" shall have the meaning set forth in Section 17.10.

66. "REPLACEMENT CAPACITY" shall mean, at any time, Accredited Capacity supplied to Buyer by Seller from any DNR other than the Facility to fulfill, in whole or in part, Seller's obligation to supply Accredited Capacity under this Agreement. Replacement Capacity shall not exceed the Buyer's Capacity Amount. In addition, Replacement Capacity shall (a) not be committed for sale to any third party, and (b) be available at all times to serve Buyer's Capacity requirements.

67. "REPLACEMENT ENERGY" shall mean, at any time, Energy supplied to Buyer by Seller from any generation resource other than the Facility to fulfill, in part or in whole, Seller's obligation to deliver Energy which, when combined with Buyer's Entitlement of Net Energy Output, shall not exceed the Buyer's Capacity Amount applicable to Buyer at such time under this Agreement.

68.  "RFC" shall mean the ReliabilityFirst Corporation, or any successor entity.

69. "SCADA" shall mean supervisory, control and data acquisition technology and equipment.

70. "SCHEDULED" or "SCHEDULING" means the actions of Seller, Buyer and/or their designated representatives, of notifying, requesting and confirming to each other and any third party the quantity and type of Energy to be delivered on any Operating Day (a) submitted to MISO by Seller as Seller's Generation Offer from the Facility for a relevant Operating Day during the Term pursuant to this Agreement, or (b) submitted to MISO by Seller and accepted by Buyer as a Financial Bilateral Transaction for a relevant Operating Day during the Term pursuant to this Agreement.

71. "SCHEDULED MAINTENANCE OUTAGE" shall have the meaning set forth in Section 4.1(a).

72.  "SELLER" shall have the meaning set forth in the preamble hereto.

73.  "SELLER'S GUARANTOR" shall have the meaning set forth in Section 7.2.

74.  "SELLER'S GUARANTY" shall have the meaning set forth in Section 7.2.

75. "STATION POWER SERVICE LOAD" shall mean, for the Facility and for any hour during a

     Billing Cycle, the sum of the following items: (a) the station start-up transformer load for that hour; (b) the safeguard transformer load for that hour; and (c) the main transformer load for that hour.

76. "SUMMER MAINTENANCE OUTAGE" shall have the meaning set forth in Section 4.1(b)(i).

77.  "TARGET CAPACITY FACTOR" shall mean 0.9500.

78. "TAX" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any Governing Authority, including income, gross receipts, single business, excise, real or personal property, sales, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

79. "TERM" shall mean the period from and after the Closing as defined in the Asset Sale Agreement to and including the date and time on which this Agreement is terminated in accordance with the terms hereof.

80.  "TERMINATION DATE" shall have the meaning set forth in Section 10.1.

81.  "TRANSMISSION OWNER" shall mean METC.

82.  "TRANSMISSION PROVIDER" shall mean the MISO.

83. "UPRATE" shall mean the increase in the maximum power level at which the Facility may operate (a) under its NRC license as such license may be amended after the date hereof and/or (b) any increase in the power level at which the Facility may operate as a result of the replacement or modification of the Facility's moisture-separator reheaters.

1.2. RULES OF INTERPRETATION

     (a)  Unless otherwise required by the context in which any term appears:

          (i) Capitalized terms used in this Agreement shall have the meanings specified in this Article.

          (ii) The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

          (iii) References to "Articles," "Sections," or "Exhibits" shall be to articles, sections, or exhibits of this Agreement, and references to "Paragraphs" or "Clauses" shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

          (iv) The words "herein," "hereof" and "hereunder" shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words "include," "includes" or "including" shall mean "including, but not limited to."

          (v) The term "day" shall mean a calendar day, commencing at 12:00 a.m. (EST). The term "week" shall mean any seven consecutive day period, and the term "month" shall mean a calendar month; provided that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter. Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

          (vi) All references to a particular entity shall include such entity's permitted successors and permitted assigns unless otherwise specifically provided herein.

          (vii) All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

     (b) The titles of the articles and sections herein have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

     (c) This Agreement was negotiated and prepared by both Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

     (d) The Exhibits hereto are incorporated in and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of any Exhibit and the terms of the remainder of this Agreement, the terms of the remainder of this Agreement shall take precedence.

                  ARTICLE II: PURCHASE OF CAPACITY, ENERGY, AND
                               ANCILLARY SERVICES

2.1. CAPACITY SALE AND PURCHASE

     Subject to the terms and conditions of this Agreement, Seller agrees to sell and supply to Buyer, and Buyer agrees to accept and purchase from Seller, Buyer's Entitlement of all Accredited Capacity that Seller has available from the Facility for the duration of the Term. Seller agrees to sell and supply, and Buyer agrees to accept and purchase from Seller, all Accredited Capacity associated with Replacement Capacity that Seller supplies to Buyer pursuant to the terms of this Agreement. Buyer's obligation to pay for Accredited Capacity sold and supplied by Seller to Buyer for any period of time shall be based on the aggregate amount of Delivered Energy for that period of time.

2.2. ENERGY SALE AND PURCHASE

     Subject to the terms and conditions of this Agreement, for the duration of the Term, Seller shall sell and deliver to Buyer at the Delivery Point, and Buyer shall accept and purchase, Buyer's Entitlement of the Net Energy Output of the Facility. Buyer also agrees to accept and purchase all Replacement Energy that Seller delivers to Buyer pursuant to the terms of this Agreement. The amount of all Energy sold and delivered by Seller and accepted and purchased by Buyer pursuant to this Section 2.2, for any period of time, shall be the aggregate amount of Delivered Energy for such period of time.

2.3. ANCILLARY SERVICES

     (a) The sale of Capacity and Energy hereunder from the Facility to Buyer shall include the Ancillary Services associated with Buyer's Entitlement of such Capacity and Energy from the Facility. Seller agrees to provide and/or execute any documents or agreements necessary to transfer to Buyer any revenue in excess of revenues from the sale of Energy and Capacity under this Agreement, and any other benefits and rights, received by Seller in providing such Ancillary Services.

     (b) To the extent that Seller's unexcused failure to deliver Ancillary Services to Buyer results in any increased cost or penalty incurred by Buyer, Seller shall reimburse Buyer for any such increased cost or penalty. The amount of such cost or penalty to be reimbursed shall not exceed an amount equal to the increased costs or penalties actually incurred by Buyer. In the event that during the Term there exists a market for the purchase and sale of Ancillary Services, then (i) if Seller fails to provide an Ancillary Service required to be delivered hereunder from the Facility, Seller shall use commercially reasonable efforts to provide Buyer with a replacement for such Ancillary Service and (ii) if Seller is unsuccessful in satisfying its obligation under clause (i), Seller shall reimburse Buyer for the market-clearing price for such undelivered Ancillary Service to the extent such market-clearing price exceeds those amounts already due from Seller pursuant to this Section 2.3(b).

2.4. REPLACEMENT ENERGY AND REPLACEMENT CAPACITY

     Subject to the provisions of this Agreement, Seller may provide Buyer with Replacement Energy and Replacement Capacity and/or Accredited Capacity from the Facility as set forth below in this Section 2.4 during a Derate with a duration of more than one (1) day, including a Derate caused by a Scheduled Maintenance Outage, a Summer Maintenance Outage, or any other scheduled outage of the Facility. If Seller supplies Replacement Capacity and/or Accredited Capacity from the Facility without also simultaneously delivering Replacement Energy, Seller shall be deemed as not having supplied Replacement Capacity and as not having delivered Replacement Energy. If Seller delivers Replacement Energy without also simultaneously supplying Replacement Capacity and/or Accredited Capacity from the Facility, Seller shall be deemed as not having supplied Replacement Capacity and as not having delivered Replacement Energy. Seller may provide Replacement Energy from a generation resource that differs from the DNR selected by Seller to supply Replacement Capacity, if any.

     (a)  Notices to Supply Replacement Capacity and Deliver Replacement Energy

          If the event or condition constituting the Derate is an event or condition other than a Scheduled Maintenance Outage, Summer Maintenance Outage, or any other scheduled outage of the Facility, Seller shall notify Buyer's Merchant Operations Center of Seller's election in accordance with Section 2.4(b) below to provide or not to provide Replacement Capacity (to the extent not supplying Accredited Capacity from the Facility) and Replacement Energy no later than the second Business Day following the day that the Derate commenced.

          If the event or condition constituting the Derate is a Scheduled Maintenance Outage, a Summer Maintenance Outage, or any other scheduled outage of the Facility, Seller shall notify Buyer's Merchant Operations Center of Seller's election in accordance with Section 2.4(b) below to provide or not to provide Replacement Capacity (to the extent not supplying Accredited Capacity from the Facility) and Replacement Energy no later than two (2) Business Days prior to the scheduled commencement of such Scheduled Maintenance Outage, Summer Maintenance Outage, or other scheduled outage of the Facility.

     (b)  Seller's Replacement Capacity and Replacement Energy Options

          Seller shall have the option of electing to provide: (i) Replacement Capacity (to the extent not supplying Accredited Capacity from the Facility) and Replacement Energy on a weekly basis, (ii) Replacement Capacity (to the extent not supplying Accredited Capacity from the Facility) and Replacement Energy for the expected duration of the Derate, or (iii) no Replacement Capacity and Replacement Energy for the expected duration of the Derate; provided, however, that with respect to a Derate other than a Scheduled Maintenance Outage, a Summer Maintenance Outage, or another scheduled outage of the Facility, Replacement Capacity (to the extent not supplying Accredited Capacity from the Facility) and Replacement

          Energy, if provided, must be provided for the remaining duration of the Derate commencing with the date that Buyer's Merchant Operations Center is notified in accordance with Section 2.4(a) above. Notwithstanding anything else in this Agreement to the contrary, if a Derate occurs in the month of July or August and is expected to have a duration in excess of one (1) week during any part of that two-month period, then Seller shall not have option (i) above with respect to Replacement Capacity and Replacement Energy but will have options (ii) and (iii) above. Notwithstanding the foregoing, Seller's only option with respect to a Summer Maintenance Outage is to provide Replacement Capacity (to the extent not supplying Accredited Capacity from the Facility) and Replacement Energy on a continuous basis for the duration of such an outage equal to the Buyer's Capacity Amount.

     (c)  Replacement Energy Scheduling

          Any Replacement Energy Scheduled hereunder shall be Scheduled in accordance with Section 5.3, subject to the following:

          (i) Seller shall provide notice to Buyer of the proposed source and Delivery Point (or Alternate Delivery Point, as the case may be) of the Replacement Energy by the required time for notices to be provided to Buyer pursuant to Section 2.4(a) above; and,

          (ii) Replacement Energy may only be Scheduled and delivered on a continuous basis in either (A) a single fixed quantity or (B) a quantity varied to reflect expected changes in the Buyer's Entitlement of Net Energy Output of the Facility (e.g., changes in Facility output or ramp rates or expected resolution of outages) such that the aggregate of such Replacement Energy and Buyer's Entitlement of Net Energy Output of the Facility will result in a single, fixed quantity.

     (d)  Failure to Schedule/Deliver

          If Seller fails to deliver or cause to be delivered all or part of the Replacement Energy that is Scheduled in accordance with Section 2.4(c) above, or fails to Schedule Replacement Energy in accordance with
          Section 2.4(c) above after providing the requisite notice under
          Section 2.4(a), and such failure is not excused under the terms of this Agreement, then Seller shall pay to Buyer, within ten (10) Business Days of invoice receipt therefore, an amount equal to the positive difference, if any, between (i) the cost incurred by Buyer acting in a commercially reasonable manner to replace the Replacement Energy not delivered or Scheduled by Seller, including the cost incurred by Buyer in purchasing Energy to replace, at the Delivery Point, the Replacement Energy not delivered or Scheduled by Seller in either a bilateral transaction or the market price at the Delivery Point, plus additional transmission charges, if any, reasonably incurred by Buyer for the delivery of the Energy to the Delivery Point, and (ii) the cost (using the Energy Charge) that Buyer would have incurred under this Agreement had the

          Replacement Energy been delivered or Scheduled. Any invoice submitted by Buyer to Seller pursuant to this Section 2.4(d) shall include a written statement explaining in reasonable detail the calculation of the amount due from Seller.

          If Buyer fails to Schedule, receive or cause to be received all or part of the Replacement Energy that is Scheduled by Seller in accordance with Section 2.4 herein, and such failure is not excused under the terms of this Agreement, then Buyer shall pay to Seller, within ten (10) Business Days of invoice receipt therefore, an amount equal to the negative difference, if any, between (i) the amount received by Seller acting in a commercially reasonable manner in the reselling at the Delivery Point any Replacement Energy not received by Buyer, including the amount received by Seller in reselling any Replacement Energy, at the Delivery Point, not received by Buyer in either a bilateral transaction or the market price at the Delivery Point, less additional transmission charges, if any, and (ii) the amount (using the Energy Charge) that Seller would have received under this Agreement had the Replacement Energy been received by Buyer. Any invoice submitted by Seller to Buyer pursuant to this Section 2.4(d) shall include a written statement explaining in reasonable detail the calculation of the amount due from Buyer.

     (e)  Failure to Supply

          Seller shall have the option to supply Replacement Capacity to Buyer in accordance with this Agreement, provided that the combined amount of Capacity supplied from the Facility and the Replacement Capacity is equal to or less than the Buyer's Capacity Amount. If Seller fails to supply Replacement Capacity (to the extent it is not supplying Accredited Capacity from the Facility) after providing the requisite notice under Section 2.4(a), and such failure is not excused under the terms of this Agreement, then Seller shall pay Buyer, within ten (10) Business Days of invoice receipt therefore, an amount equal to the positive difference, if any, between (i) the cost incurred by Buyer acting in a commercially reasonable manner to replace the Replacement Capacity not supplied by Seller, including the cost incurred by Buyer in purchasing Capacity to replace the Replacement Capacity not supplied by Seller in either a bilateral transaction or the market price at the Delivery Point, and (ii) the cost (using the Capacity Charge) that Buyer would have incurred under this Agreement had the Replacement Capacity been supplied. Any invoice submitted by Buyer to Seller pursuant to this Section 2.4(e) shall include a written statement explaining in reasonable detail the calculation of the amount due from Seller.

     (f) When supplying Replacement Energy and Replacement Capacity, Seller shall not be required to supply Ancillary Services with respect thereto.

2.5. DELIVERY POINT

     (a) If the Facility is the generation source of Energy to be delivered to Buyer hereunder, then the "Delivery Point" for such Energy is the CPNode that corresponds to the Interconnection Point for the main transformer.

     (b) If the Facility is not the generation source of Energy to be delivered to Buyer hereunder (i.e., if Replacement Energy is being supplied), then the "Delivery Point" for the Replacement Energy shall be, pursuant to the Seller's choice, any of: (i) the CPNode that corresponds to the Interconnection Point for the main transformer,
          (ii) any other CPNode located within the METC Sub-Control Area, or
          (iii) the CPNode that corresponds to the Buyer's Load Zone as defined by MISO ((ii) or (iii) being the "Alternate Delivery Point").

     (c) In the event that Seller chooses to deliver Replacement Energy to an Alternate Delivery Point permitted by Section 2.5(b) above, Seller shall reimburse Buyer for any additional costs (net of any savings) incurred by Buyer (relative to that which would have been incurred by Buyer if such delivery had been made to the CPNode that corresponds to the Interconnection Point) as a result of the delivery of such Replacement Energy, including, but not limited to, LMP differentials, transmission costs, imbalance penalties or charges, scheduling penalties or fees, redispatch costs, cash out charges, congestion management fees, Ancillary Service costs associated with the incremental transmission, line losses and similar costs, regulation and frequency response charges, voltage support charges or any similar penalties, fees or charges assessed by Transmission Provider for failure to satisfy the Transmission Provider's balance, nomination and/or scheduling requirements.

2.6. ENTITLEMENT DUE TO UPRATE

     In the event of an Uprate, Seller shall be entitled to sell, and Buyer shall have no right to, all additional Capacity, Energy and Ancillary Services attributed to the Uprate. In the event of an Uprate, Seller will arrange for a net capability test (the "Uprate Capability Test") in accordance with ECAR 4 (or with the Effective Capacity Requirements, if applicable) to be conducted, after the Uprate is completed, tested and operational as determined by Seller, to calculate the actual net increase in the Capacity of the Facility attributable to the Uprate. Once the Uprate Capability Test is completed, the Buyer's Entitlement and the associated percentages in the column in Exhibit B entitled "Buyer's Entitlement" shall be revised, upon written notice from Seller to Buyer, to equal the quotient, stated as a percentage, resulting from (a) the Capacity of the Facility amount from Exhibit B (without taking into account the effect of the Uprate) corresponding to the month in which the Uprate is completed, tested and operational as determined by Seller, divided by (b) the Capacity rating of the Facility resulting from the Uprate Capability Test. Buyer shall be entitled under this Agreement to the Buyer's Entitlement of all Capacity made available, or capable of being made available, from the Facility (except for Capacity from the Facility attributable to an Uprate), and Seller shall not sell or commit to sell such Capacity to any party other than Buyer.

2.7. CAPACITY ACCREDITATION

     Seller shall, at its cost and expense, (a) on an annual basis (or more frequently as Seller may be directed by any Governing Authority), perform a Capacity test of the Facility, in accordance with ECAR 4 and Module E, and (b) take all other actions reasonably required to cause the Capacity of the Facility and the Replacement Capacity to be Accredited Capacity, including the satisfaction of all applicable requirements to establish and maintain the DNR status (as defined under applicable MISO Tariffs) of the Facility or the source of the Replacement Capacity for Buyer.

2.8. REACTIVE POWER

     (a) Seller agrees that it shall not have any rights to the production or absorption of the Reactive Power capabilities of the Facility existing as of the time of closing of the transactions contemplated by the Asset Sale Agreement (which capabilities are identified in the Interconnection Agreement), and that Seller shall not operate the Facility to produce real power at a level or in a manner that compromises its ability to operate the Facility to produce or absorb Reactive Power to maintain the output voltage or power factor at the Interconnection Point as specified in the Interconnection Agreement or, if the Interconnection Agreement is not applicable, any other applicable agreement governing Seller's obligation to provide Reactive Power from the Facility. In addition, Seller shall maintain the Reactive Power capability of the Facility at the levels set forth in the Interconnection Agreement as the same may be amended by the parties thereto. Notwithstanding the foregoing, in no event shall Seller be required by Buyer to reduce its real power output below the Buyer's Capacity Amount for the purpose of producing Reactive Power.

     (b) Notwithstanding Section 2.8(a), Seller may alter the Facility's ability to absorb or produce Reactive Power or otherwise change the amount or nature of Reactive Power if such alteration is approved by the applicable Governing Authority.

2.9. STATION POWER SERVICE

     During any period in which the Facility is operating, Seller shall be entitled to satisfy the Station Power Service Load using Energy generated by the Facility. Seller shall be solely responsible for obtaining, at its cost, Energy to serve the Station Power Service Load, including any transmission charges (if applicable) associated with such Energy, during any period of time in which the Facility is not operating, or is not generating sufficient Energy to meet the Station Power Service Load. In the event that any fees, penalties, or transmission charges are assessed against Buyer by any Governing Authority in connection with Seller's consumption of Energy to serve the Station Power Service Load or any Energy obtained by Seller to serve the Station Power Service Load, Seller shall reimburse Buyer for such fees, penalties, or transmission charges or Energy.

                              ARTICLE III: PAYMENTS

3.1. PURCHASE PAYMENTS

     The amounts to be paid to the Seller by the Buyer for purchases of Capacity, Energy and Ancillary Services under this Agreement shall be determined as follows:

     (a) Capacity Payment. With respect to each Billing Cycle, Buyer shall make a payment to Seller equal to the product of: (i) the applicable "Capacity Charge" set forth in Exhibit A; (ii) the applicable Capacity Charge Shaping Factor set forth in Exhibit C; and (iii) the number of MWhs of Delivered Energy for the Billing Cycle (each, a "Capacity Payment").

     (b) Energy Payment. With respect to each Billing Cycle, Buyer shall make a payment to Seller equal to the product of: (i) the applicable "Energy Charge" set forth in Exhibit A; (ii) the applicable Energy Charge Shaping Factor set forth in Exhibit C; and (iii) the number of MWhs of Delivered Energy for the Billing Cycle (each, an "Energy Payment").

     (c) Ancillary Services. The Capacity Payment and the Energy Payment include payment for any and all Ancillary Services received by Buyer, and no additional payment in respect thereof shall be due at any time. Without limiting the generality of the foregoing, Seller specifically agrees that it shall not be entitled to any payment for Reactive Power under this Agreement, notwithstanding its obligation to operate the Facility in accordance with Section 2.8.

3.2. PEAK ADJUSTMENT PAYMENT

     If applicable, Seller shall make a payment to Buyer as determined in accordance with Exhibit G (each, a "Peak Adjustment Payment").

                      ARTICLE IV: MAINTENANCE AND OPERATION

4.1. SCHEDULED MAINTENANCE

     (a)  Scheduling Procedure

          Seller shall submit to Buyer a schedule of maintenance of the Facility (each, a "Maintenance Schedule" and each item thereon a "Scheduled Maintenance Outage") for each Calendar Year during the Term no later than twelve (12) months before the beginning of such year (or no later than three (3) months prior to the deadline for submittal of any such schedule to the Transmission Provider or any other applicable Governing Authority, if earlier); except that within thirty (30) days following the Effective Date, Seller shall submit to Buyer a Maintenance Schedule for the Calendar Year in which the Effective Date occurs and for the following Calendar Year. Each Maintenance Schedule shall meet the requirements set forth in Section 4.1(b) and shall be deemed confidential information and shall be treated accordingly as provided in Article XIV of this Agreement; provided, however, that Buyer shall have the right, consistent with Section 14.2(a), to submit the Maintenance Schedule to the MPSC. Seller shall also submit to Buyer any schedule of maintenance provided to the Transmission Provider, any Governing Authority or other entity.

     (b)  Limitations on Scheduled Maintenance Outages

          (i) If Seller plans a Scheduled Maintenance Outage during the period from June 1st through August 31st (a "Summer Maintenance Outage"), Seller must comply with the notice and Scheduling provisions of Section 2.4 and the following terms and conditions:

               (A) Seller shall supply Replacement Capacity (if and to the extent Accredited Capacity from the Facility is not provided), and Schedule and deliver Replacement Energy, on a continuous basis to the Delivery Point (or Alternate Delivery Point) for each hour of such Summer Maintenance Outage in an amount equal to the Buyer's Capacity Amount; and

               (B) If Seller fails to deliver or cause to be delivered, or fails to Schedule, all or part of the Replacement Energy required by subsection (i)(A) above, and such failure is not excused under the terms of this Agreement, then Seller shall pay to Buyer, within ten (10) Business Days of invoice receipt therefore, an amount equal to the positive difference, if any, between (1) the cost incurred by Buyer acting in a commercially reasonable manner to replace the Replacement Energy not delivered or Scheduled by Seller, including the cost incurred by Buyer in purchasing Energy to replace, at the Delivery Point, the Replacement Energy not delivered or Scheduled by Seller in either a bilateral transaction or the market price at the Delivery Point, plus additional transmission charges, if any, reasonably incurred by Buyer for the delivery of the Energy to the Delivery Point, and (2) the cost (using the Energy Charge) that Buyer would have incurred under this Agreement had the Replacement Energy been delivered or Scheduled. Any invoice submitted by Buyer to Seller pursuant to this subsection (i)(B) shall include a written statement explaining in reasonable detail the calculation of the amount due from Seller.

               (C) If Buyer fails to Schedule, receive or cause to be received all or part of the Replacement Energy that is Scheduled by Seller in accordance with subsection (i)(A) above and such failure is not excused under the terms of this Agreement, then Buyer shall pay to Seller, within ten (10) Business Days of invoice receipt therefore, an amount equal to the negative difference, if any, between (1) the amount received by Seller acting in a commercially reasonable manner in the reselling at the Delivery Point any Replacement Energy not received by Buyer, including the amount received by Seller in reselling any Replacement Energy, at the Delivery Point, not received by Buyer in either a bilateral transaction or the market price at the Delivery Point, less additional transmission charges, if any, and (2) the amount (using the Energy Charge) that Seller would have received under this Agreement had the Replacement Energy been received by Buyer. Any invoice submitted by Seller to Buyer pursuant to this subsection (i)(C) shall include a written statement explaining in reasonable detail the calculation of the amount due from Buyer.

               (D) If Seller fails to supply Replacement Capacity in accordance with subsection (i)(A) above and such failure is not excused under the terms of this Agreement, then Seller shall pay Buyer, within ten (10) Business Days of invoice receipt therefore, an amount equal to the positive difference, if any, between (1) the cost incurred by Buyer to replace the Replacement Capacity not supplied by Seller, including the cost incurred by Buyer in purchasing Capacity to replace the Replacement Capacity or the market price paid by Buyer for Replacement Capacity not supplied by Seller, and (2) the cost (using the Capacity Charge) that Buyer would have incurred under this Agreement had the Replacement Capacity been supplied. Any invoice submitted by Buyer to Seller pursuant to this subsection (i)(D) shall include a written statement explaining in reasonable detail the calculation of the amount due from Seller.

          (ii) The conditions set forth in Section 4.1(b)(i) shall not apply to
               (x) the Scheduled Maintenance Outage which includes the Facility's reactor head replacement, (y) the Scheduled Maintenance Outage, if any, during which the Facility's steam generator is replaced, or (z) any unexpected maintenance outage (i.e., a maintenance outage which is scheduled in less than three months).

4.2. DERATE NOTICES

     In the event of any Derate, other than a Scheduled Maintenance Outage, any Summer Maintenance Outage, or any other scheduled outage of the Facility, Seller must notify Buyer's Merchant Operations Center telephonically of such Derate as soon as practicable after Seller becomes aware of the necessity or occurrence thereof (each, a "Derate Notice"), with written confirmation within 24 hours. During any ongoing Derate, Seller shall provide daily or more frequent updates to Buyer's Merchant Operations Center of the nature and expected duration of such Derate. During the course of development of a Derate, Seller shall provide frequent updates as to the magnitude and timing of actual and expected output changes of the Facility and such other information as may assist Buyer in assessing the reliability of output from the Facility.

4.3. OTHER OPERATIONS OBLIGATIONS

     (a)  Permits, Licenses and Approvals; Compliance with Laws

          Seller shall, at its expense, acquire and maintain in effect throughout the Term of this Agreement all permits, licenses, approvals and other Authorizations of any Governing Authority required for the lawful operation and maintenance of the Facility.

     (b)  Information Requirements

          Seller shall provide Buyer with the following real-time telemetered data (scanned no less frequently than once every four seconds) for the duration of the Term: (i) net output (megawatts and megaVARs), (ii) status (i.e., open or closed) of the applicable breaker, (iii) operating limits, and (iv) such additional information as may be required from time to time by the Transmission Provider or any Governing Authority, or Buyer's control area operator, or by Good Utility Practices. Seller shall provide Buyer with copies of any scheduling notices or requests submitted to the Transmission Provider, concurrently with the submission thereof. In addition, Seller shall provide Buyer with any other information Buyer may reasonably request regarding the operation of the Facility. Seller shall advise Buyer and provide information regarding events, ongoing work or Facility status which may create a risk of Derates. In no event shall the provisions of this Section 4.3(b) require Seller to provide Buyer with any information that Seller believes in good faith, based on established precedent or reasonable inquiry, violates the rules or regulations on transfer of information promulgated by any Governing Authority or Transmission Provider.

     (c)  SCADA Data

          Seller shall provide and make available to Buyer, on a real-time basis, all data generated by the SCADA system at the Facility, including, without limitation, all four-second meter data.

     (d)  Quality of Energy

          All Energy delivered hereunder shall be three-phase, 60 Hertz (plus or minus variations as may be required or allowed by the Transmission Provider), alternating current, at a voltage acceptable to the Transmission Provider, or shall otherwise comply with such other specifications of the Transmission Provider, regional reliability council or other Governing Authority responsible for the safety and reliability of the electric grid with authority over the Delivery Point (or Alternate Delivery Point, if applicable) as may be in effect at the time of delivery.

     (e)  Compliance with Interconnection Agreement

          To the extent the Interconnection Agreement requires delivery to Buyer of information and data substantially similar to that referred to in Sections 4.3(b) and (c), the information and data required by the Interconnection Agreement shall be delivered to Buyer in lieu of that required under Sections 4.3(b) and (c).

                    ARTICLE V: METERING, BILLING AND PAYMENT

5.1. METERING

     (a) The Billing Meters shall at all times during the Term meet the requirements set by the Transmission Provider and all applicable Governing Authorities. Seller shall arrange with Transmission Owner for Transmission Owner to own, operate, test, maintain, and replace the Billing Meters at the main transformer (Meters #2 and #3 on Exhibit D). Transmission Owner shall be the metering party ("Metering Party") as to such Billing Meters. As between Seller and Buyer following the Effective Date, Seller shall bear all reasonable, documented costs associated with the operation, testing, maintenance, or replacement of the Billing Meters at the main transformer. Seller shall use reasonable efforts to cause the Transmission Owner to provide metering quantities, in analog and/or digital form, to Buyer upon Buyer's request.

     (b) Buyer shall own, operate, test, maintain, and replace the Billing Meters at the start-up transformer and the safeguard transformer (Meters #1 and #4 on Exhibit D) in accordance with Good Utility Practices. Buyer shall be the Metering Party as to such Billing Meters. Following the Effective Date, Seller shall bear all reasonable, documented costs associated with the operation, testing, maintenance, or replacement of the Billing Meters at the start-up transformer or the standby transformer. Buyer shall provide metering quantities, in analog and/or digital form, to Seller upon Seller's request.

     (c) The Transmission Owner's and Buyer's Billing Meters, which are shown on Exhibit D, shall be used for measurements under this Agreement and shall be sufficient to permit an accurate determination of the quantity and time of delivery of Energy delivered to Buyer. Buyer shall calibrate, and Seller shall use reasonable efforts following the Effective Date to cause the Transmission Owner to calibrate, their respective Billing Meters at least annually, and otherwise in accordance with applicable Governing Authority standards. Seller or Seller's representative shall have the right to be present during any calibration of the Billing Meters owned by Buyer, and Buyer shall provide reasonable notice to Seller of any such calibration. Seller agrees, and shall use reasonable efforts to cause the Transmission Owner to agree in writing, that upon reasonable notice, Transmission Owner (and Seller) shall provide Buyer access to the Billing Meters owned by Buyer and Transmission Owner during normal business hours for the purpose of reading, inspecting, calibrating, and testing such equipment, or witnessing the reading, inspecting, calibrating, and testing of such equipment by another party.

     (d) Check Meters. Seller, at its option and expense, may install and operate on its premises and on its side of the Interconnection Points, one or more check meters to check the Billing Meters owned by Buyer. Seller is responsible for any separate arrangements to install check meters with respect to the Billing Meters owned by Transmission Owner. All such check meters shall be for check purposes only and shall not be used for the measurement of Energy flows for purposes of this Agreement, except as provided in Section 5.1(e) below. The check meters shall be subject at all reasonable times to inspection and examination by Transmission Provider, Buyer or their designees. The installation, operation and maintenance thereof shall be performed entirely by

          Seller in accordance with Good Utility Practice.

     (e) Testing of Metering Equipment. Seller and Buyer agree, and Seller shall use reasonable efforts to cause the Transmission Owner to agree in writing to the following: the Metering Party shall inspect and test its Billing Meters upon installation and at least once every two (2) years thereafter. If requested to do so by a Party, the Metering Party shall, at the requesting Party's expense, inspect and test Billing Meters more frequently than once every two (2) years. The Metering Party shall give reasonable notice to the other Party of the time when any inspection or test shall take place, and the other Party may have representatives present at the test or inspection. In addition, Seller shall have the right to inspect Buyer's Billing Meters from time to time at its discretion. If at any time a Billing Meter is found to be inaccurate or defective, it shall be adjusted, repaired or replaced at Seller's expense, in order to provide accurate metering, unless the inaccuracy or defect is due to the Metering Party's failure to maintain, then the Metering Party shall pay. If a Billing Meter fails to register, or if the measurement made by a Billing Meter during a test varies by more than one-half of one percent (0.5%) from the measurement made by the standard meter used in the test, the Metering Party shall adjust the measurements by correcting all measurements for the period during which the Billing Meter was in error by using Seller's check meters, if installed and if, when tested, varied less than the Billing Meter. If no such check meters are installed, the Parties shall use the best available data for the period in question. If no other data are available, or if the period cannot be reasonably ascertained, the adjustment shall be for the period immediately preceding the test of the Billing Meter equal to one-half the time from the date of the previous test of the Billing Meter.

     (f) Seller and Buyer agree, and Seller shall use reasonable efforts to cause the Transmission Owner to agree in writing, to the following: at Seller's expense, the metered data shall be telemetered by the Metering Party to one or more locations, designated by Transmission Owner and one or more locations designated by Buyer.

5.2. BILLING AND PAYMENT

     (a)  Seller shall send a billing statement to Buyer on or before the tenth
          (10th) day after the end of each Billing Cycle. If any net amount is due to Seller pursuant to any such billing statement, Buyer shall pay such amount to Seller by the later of (i) ten (10) Business Days after receipt of such billing statement, or (ii) the 20th day of the month in which the billing statement was received. If any net amount is due to Buyer pursuant to any such billing statement, Seller shall pay such amount to Buyer by the later of (i) ten (10) Business Days after receipt of such billing statement, or (ii) the 20th day of the month in which the billing statement was received. The billing statement shall show the kilowatt-hours of Delivered Energy for such Billing Cycle; the amounts due Seller for that Billing Cycle in respect of (i) the Capacity Payment and the Energy Payment, and (ii) any other amounts due to Seller hereunder; the amounts due Buyer for that Billing Cycle in respect of (iii) the Peak Adjustment Payment, and (iv) any other amounts due to Buyer hereunder; and the data reasonably pertinent to the calculation of the payments due to Seller or Buyer. If meter readings cannot be made during such Billing Cycle (or any portion thereof), the Buyer shall estimate deliveries to it for such period, tender payment accordingly, and make an adjustment for actual purchases in the next Billing Cycle's statement. For purposes of billing for Replacement Capacity and Replacement Energy, the Capacity of the resources providing Replacement Capacity and Replacement Energy shall be determined in accordance with Module E of the MISO Tariff, such determination to be submitted by Seller and Buyer and the Schedule(s) submitted in accordance with Section 2.4 to determine the amount of Replacement Capacity and Replacement Energy supplied and delivered to Buyer. Any amounts not paid by the due date shall be deemed delinquent and shall accrue interest at the Default Interest Rate, such interest to be calculated from and including the due date to but excluding the date the delinquent amount is paid in full.

     (b) In the event of a dispute as to the amount of any bill, the disputing Party shall notify the other Party of the amount in dispute and Buyer or Seller, as applicable, shall pay to the other Party the undisputed portion of the bill on or prior to the due date therefor, as identified in Section 5.2(a). Buyer or Seller, as applicable, shall pay, with an interest charge computed at the Default Interest Rate, from and including the date payment was due to but excluding the date payment is made, any portion of the disputed amount ultimately found to be proper. In the event of a refund, Buyer or Seller, as applicable, shall pay, with an interest charge computed at the Default Interest Rate, from and including the date the disputed payment was made to but excluding the date the refund payment is made, any refund amount ultimately found to be due to the other Party.

     (c) Neither the Buyer nor Seller shall have the right to challenge any billing statement rendered or received hereunder after a period of two
          (2) years from the date such statement was rendered. In the event that any such billing statement depends in whole or in part upon estimated data, this two (2) year limitation period shall be deemed to begin on the first day of the Billing Cycle in which such estimated data is adjusted to actual.

5.3. SCHEDULING

     Seller shall submit its Generation Offers and Financial Bilateral Transactions in accordance with applicable MISO rules and procedures, as the same may be amended or superseded, and consistent with offering the Facility in the MISO day-ahead market for dispatch as a must-run generation unit. The current version of such rules and procedures are attached hereto as Exhibit H.

                            ARTICLE VI: FORCE MAJEURE

6.1. CONDITIONS OF EXCUSE FROM PERFORMANCE

     If and to the extent resulting from a Force Majeure a Party hereto is rendered unable to perform any of its obligations under this Agreement (other than obligations of such Party to pay money when such money is due), that Party shall be excused, except as specifically provided elsewhere in this Agreement, from whatever performance is prevented by the Force Majeure to the extent so prevented, provided that:

     (a) The Party claiming excuse gives the other Party prompt written notice describing how the event qualifies as a Force Majeure;

     (b) The permitted suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure; provided, however, that performance under this Agreement shall only be excused for longer than one (1) year by reason of any particular Force Majeure if Seller first complies with subsection (e) below;

     (c) No obligations of a Party hereto under this Agreement which arose and accrued before the Force Majeure are excused as a result of the Force Majeure;

     (d) A Party's performance may be excused due to Force Majeure only for so long as such Party claiming Force Majeure is exercising commercially reasonable efforts consistent with Good Utility Practices to eliminate or ameliorate the Force Majeure condition; and

     (e) Seller shall, within sixty (60) days of the occurrence of a Force Majeure affecting Seller's performance under this Agreement that Seller reasonably anticipates will last more than twelve (12) months after the commencement thereof, deliver to Buyer a detailed plan for the remedy of the Force Majeure condition, which plan shall include:
          (i) a detailed specification of Seller's proposal (including a timetable) to remedy the Force Majeure condition and restore the Facility to maximum attainable operating status, and (ii) Seller's decision as to whether it will commence supplying and delivering Replacement Capacity and Replacement Energy after the sixth (6th) month of the Force Majeure if the Force Majeure condition has not been remedied; provided, however, that, if Seller decides to provide Replacement Capacity and Replacement Energy after the sixth (6th) month of the Force Majeure, Seller must provide both Replacement Capacity and Replacement Energy on a continuous basis until the event that previously constituted the Force Majeure has been remedied.

6.2. NO TERMINATION; EXTENSION OF TERM

     In no event shall a condition of Force Majeure be grounds for termination of this Agreement, or extend the Term of this Agreement.

6.3. ADJUSTMENT PAYMENTS

     No Peak Adjustment Payment shall be calculated or accrue in favor of Buyer while performance of the Seller is excused pursuant to Section 6.1.

                    ARTICLE VII: EVENTS OF DEFAULT; REMEDIES

7.1. LIST OF DEFAULT EVENTS

     Except as otherwise provided in this Agreement and subject to the limitations contained in this Section 7.1, Section 7.2 and Section 7.3, a Party shall be entitled to pursue any remedies available to it under generally applicable Laws or under this Agreement upon the occurrence of any of the following events (except as to the event described in Section 7.1(f), for which only Seller shall be entitled to pursue any remedies available to it under generally applicable Laws or under this Agreement):

     (a) The failure of the other Party to make any undisputed payment due hereunder and such failure shall continue for ten (10) Business Days after written notice demanding such payment is received;

     (b) In the event the other Party shall cease doing business as a going concern, shall generally not pay its debts as they become due or admit in writing its inability to pay its debts as they become due, shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other present or future applicable Law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, custodian or liquidator of said Party or of all or any substantial part of its properties, or shall make an assignment for the benefit of creditors, or said Party shall take any corporate action to authorize or that is in contemplation of the actions set forth above in this Section 7.1(b);

     (c) In the event that within thirty (30) days after the commencement of any proceeding against either Party seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future federal bankruptcy code or any other statute or Law, such proceeding shall not have been dismissed, or if, within thirty (30) days after the appointment without the consent or acquiescence of said Party of any trustee, receiver, custodian or liquidator of said Party or of all or any substantial part of its properties, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within thirty
          (30) days after the expiration of any such stay, such appointment shall not have been vacated;

     (d)  Any of the other Party's representations and warranties contained in
          Article VIII hereof was false or misleading in any material respect when made, unless the fact, circumstance or condition that is the subject of such representation or warranty is made true within thirty (30) days after the defaulting Party has received notice thereof from the non-defaulting Party;

     (e) A default in performance by a Party of any agreement, undertaking, covenant or other obligation contained in Section 7.2 and Section 7.3, and such default shall continue for ten (10) Business Days after written notice demanding such performance is received;

     (f) The failure of either Party to provide the other Party's employees, agents, and other representatives reasonable access to test or examine the other Party's Billing Meters after receiving notice to do so by the applicable Party as required under this Agreement;

     (g) A material default in performance or observance of any other agreement, undertaking, covenant or other material obligation contained in this Agreement by a Party unless, within thirty (30) days after written notice from the non-defaulting Party specifying the nature of such material default, the defaulting Party cures such default or, if such cure cannot reasonably be completed within thirty
          (30) days and if the defaulting Party within such thirty (30) day period commences, and thereafter proceeds with all due diligence, to cure such default, said period shall be extended for such further period as shall be necessary for the defaulting Party to cure such default with all due diligence, provided that the extended cure period shall not exceed ninety (90) days from the date of the original notice; or

     (h) Seller or Buyer shall permanently or persistently fail to perform under the terms of this Agreement, such persistent failure continues for a period of thirty (30) days following notice to Seller or Buyer (as appropriate) of such persistent failure and such failure is not due to Force Majeure.

If an event of default under Sections 7.1(a), (b), (c) or (e) occurs, the other Party (the "Non-Defaulting Party") shall have (in addition to any remedies available to under generally applicable Laws or under this Agreement) the right
(i) to terminate this Agreement and/or (ii) to suspend performance hereunder including without limitation the delivery of Energy; provided, however, that with respect to the circumstances described in Sections 7.1(a) and 7.1(e), Seller's right to suspend performance hereunder, including without limitation the delivery of Energy (but not the right to terminate this Agreement) shall become effective upon the expiration of five (5) Business Days after (iii) written notice demanding payment is received under Section 7.1.(a), or (iv) written notice demanding performance is received under Section 7.1(e), as applicable.

7.2. SELLER'S SECURITY

     (a) Seller shall provide on the Effective Date, and maintain thereafter throughout the remainder of the Term, security for compliance with its payment obligations under this Agreement, which shall consist of (1) a cash deposit in the amount of $30,000,000, which deposit shall earn interest at the Interest Rate, (2) a corporate guaranty (the "Seller's Guaranty") in the form attached hereto as Exhibit E, from Entergy Corporation, or its Affiliate or successor ("Seller's Guarantor") whose unsecured, senior long-term debt obligations (not supported by third-party credit enhancements) are rated Baa3 or better by Moody's Investment Services, Inc. (or its successor), or BBB- or better by Standard & Poor's Rating Group (or its successor) in the amount of $30,000,000, or (3) a Letter or Letters of Credit in the amount of $30,000,000.

     (b) A default specified in Section 7.1(a) may not be cured by drawing, or permitting a draw on, the cash deposit, Seller's Guaranty or Letter of Credit, unless the cash deposit, Seller's Guaranty or Letter of Credit is immediately replenished up to the required amount of the cash deposit, Seller's Guaranty or Letter of Credit under Section 7.2(a).

     (c) If at any time there shall occur a Downgrade Event with respect to Seller's Guarantor or if the rating of the Letter of Credit issuing bank falls below the minimum acceptable level as set forth in the definition of Letter of Credit, then Buyer may require Seller to replace the Seller's Guaranty or Letter of Credit with a Letter of Credit acceptable to the beneficiary in the amount of $30,000,000, and shall be subject to all terms and conditions of this Agreement applicable to a Letter of Credit. In the event Seller shall fail to provide such security within ten (10) Business Days of receipt of written notice, then a breach of this Agreement shall be deemed to have occurred; provided, however, that Seller's obligation to provide a Letter of Credit due to a Downgrade Event with respect to Seller's Guarantor shall be suspended if the unsecured, senior long-term debt obligations (not supported by third-party credit enhancements) of the Seller's Guarantor are restored to a rating of Baa3 or better by Moody's Investment Services, Inc. (or its successor), or BBB- or better by Standard & Poor's Rating Group (or its successor).

7.3. BUYER'S SECURITY

     (a) Buyer shall provide on the Effective Date, and maintain thereafter throughout the remainder of the Term, security for compliance with its payment obligations under this Agreement, which shall consist of (1) a cash deposit in the amount of $30,000,000, which deposit shall earn interest at the Interest Rate, (2) a corporate guaranty (the "Buyer's Guaranty") in the form attached hereto as Exhibit F, from CMS Energy Corporation, or its Affiliate or successor ("Buyer's Guarantor") whose unsecured, senior long-term debt obligations (not supported by third-party credit enhancements) are rated Baa3 or better by Moody's Investment Services, Inc. (or its successor), or BBB- or better by Standard & Poor's Rating Group (or its successor) in the amount of $30,000,000, or (3) a Letter or Letters of Credit in the amount of $30,000,000.

     (b) A default specified in Section 7.1(a) may not be cured by drawing, or permitting a draw on, the cash deposit, Buyer's Guaranty or Letter of Credit, unless the cash deposit, Buyer's Guaranty or Letter of Credit is immediately replenished up to the required amount of the cash deposit, Buyer's Guaranty or Letter of Credit under Section 7.3(a).

     (c) If at any time there shall occur a Downgrade Event with respect to Buyer's Guarantor or if the rating of the Letter of Credit issuing bank falls below the minimum acceptable level as set forth in the definition of Letter of Credit, then Seller may require Buyer to replace the Buyer's Guaranty or Letter of Credit with a Letter of Credit acceptable to the beneficiary in the amount of $30,000,000, and shall be subject to all terms and conditions of this Agreement applicable to a Letter of Credit. In the event Buyer shall fail to provide such security within ten (10) Business Days of receipt of written notice, then a breach of this Agreement shall be deemed to have occurred; provided, however, that Buyer's obligation to provide a Letter of Credit due to a Downgrade Event with respect to Buyer's Guarantor shall be suspended if the unsecured, senior long-term debt obligations (not supported by third-party credit enhancements) of the Buyer's Guarantor are restored to a rating of Baa3 or better by Moody's Investment Services, Inc. (or its successor), or BBB- or better by Standard & Poor's Rating Group (or its successor).

7.4. NO CONSEQUENTIAL DAMAGES

     In actions arising under Section 7.1 of this Agreement, and in all other claims arising under this Agreement by either Party against the other Party, neither Seller nor the Buyer shall be liable to the other for indirect, special, incidental, or consequential damages, except as to the indemnification obligations of the Parties under Article IX for the indirect, special, or consequential damages of third parties.

                  ARTICLE VIII: REPRESENTATIONS AND WARRANTIES

8.1. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer makes the following representations and warranties to Seller, each of which is true and correct as of the Effective Date:

     (a) Buyer is a corporation duly organized and in active status under the Laws of the State of Michigan.

     (b) Buyer has all corporate power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

     (c) Buyer's execution, delivery and performance of this Agreement have been duly authorized by, and are in accordance with, its articles of incorporation and by-laws; this Agreement has been duly executed and delivered for it by the signatory so authorized; and this Agreement constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof.

     (d) Buyer's execution, delivery and performance of this Agreement (i) will not result in a breach or violation of, or constitute a default under, any Authorization, or any contract, lease or other agreement or instrument to which it is a party, or by which it or its properties may be bound or affected; and (ii) does not require any

          Authorization, or the consent, authorization or notification of any other Person, or any other action by or with respect to any other Person (except for Authorizations and consents or authorizations of other Persons already obtained, notifications already delivered, or other actions already taken).

     (e) No suit, action or arbitration, or legal, administrative or other proceeding is pending or has been threatened against Buyer that would affect the validity or enforceability of this Agreement or the ability of Buyer to perform its obligations hereunder in any material respect, or that would, if adversely determined, have a material adverse effect on the business or financial condition of Buyer. There are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending against or being contemplated by Buyer, or, to Buyer's knowledge, threatened against it.

     (f) Buyer is not in breach of, in default under, or in violation of, any applicable Law, or the provisions of any Authorization, or in breach of, in default under, or in violation of, any provision of any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, or other agreement by which it is bound, except for any such breaches, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business or financial condition of Buyer or its ability to perform its obligations hereunder.

8.2. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller makes the following representations and warranties to Buyer, each of which is true as of the Effective Date:

     (a) Seller is a limited liability company duly organized and in good standing under the Laws of the State of Delaware and qualified to do business in the State of Michigan.

     (b) Seller has all limited liability company power and authority to enter into and perform this Agreement and to carry out the transactions contemplated herein.

     (c) Seller's execution, delivery and performance of this Agreement have been duly authorized by, and are in accordance with, its certificate of formation and operating agreement; this Agreement has been duly executed and delivered for it by the signatory so authorized; and this Agreement constitutes Seller's legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

     (d) Seller's execution, delivery and performance of this Agreement (i) will not result in a breach or violation of, or constitute a default under, any Authorization, or any contract, lease or other agreement or instrument to which it is a party, or by which it or its properties may be bound or affected; and (ii) does not require any Authorization, or the consent, authorization or notification of any other Person, or any other action by or with respect to any other Person (except for Authorizations and consents or authorizations of other Persons already obtained, notifications already delivered, or other actions already taken).

     (e) No suit, action or arbitration, or legal, administrative or other proceeding is pending or has been threatened against Seller that would affect the validity or enforceability of this Agreement or the ability of Seller to perform its obligations hereunder in any material respect, or that would, if adversely determined, have a material adverse effect on the business or financial condition of Seller. There are no bankruptcy, insolvency, reorganization, receivership or other arrangement proceedings pending against or being contemplated by Seller, or, to Seller's knowledge, threatened against it.

     (f) Seller is not in breach of, in default under, or in violation of, any applicable Law, or the provisions of any Authorization, or in breach of, in default under, or in violation of, any provision of any promissory note, indenture or any evidence of indebtedness or security therefor, lease, contract, or other agreement by which it is bound, except for any such breaches, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business or financial condition of Seller or its ability to perform its obligations hereunder.

                ARTICLE IX: INDEMNITY AND LIMITATION OF LIABILITY

9.1. TITLE AND RISK OF LOSS

     Title to and risk of loss related to the Capacity, Energy or Ancillary Services shall transfer from Seller to Buyer at the Delivery Point (or Alternate Delivery Point, if applicable). Seller warrants that it will deliver to Buyer the Capacity, Energy and Ancillary Services free and clear of all liens, security interests, claims and encumbrances or any interest therein or thereto by any Person arising prior to the Delivery Point (or Alternate Delivery Point, if applicable).

9.2. INDEMNIFICATION

     (a) Each Party shall indemnify, defend and hold harmless the other Party from and against any Claims related to, or arising under, this Agreement and arising from or out of any event, circumstance, act or incident first occurring or existing during the period when control and title to Energy, Capacity and Ancillary Services is vested in such Party as provided in Section 9.1. Each Party shall indemnify, defend and hold harmless the other Party against any charges imposed by Governing Authority for which such Party is responsible.

     (b) Notwithstanding any language to the contrary in this Agreement, neither Party shall have liability to the other Party with respect to provision of advice, consultation, proposals or recommendations by the first Party's personnel or representatives to the second Party whether occasioned by comments or requests of or by the second Party or by the negligent acts or omissions of employees or representatives of the first Party or otherwise, and the second Party shall indemnify the first Party and hold harmless the first Party from and against losses, damages, costs or liabilities arising therefrom.

     (c) Each Party shall promptly notify the other Party of the assertion of any Claim against which such other Party may be required to provide indemnity hereunder and shall give such other Party an opportunity to defend such Claim. These indemnification provisions are for the protection of the Parties hereto only and shall not establish, of themselves, any liability to third parties.

9.3. NO PARTNERSHIP

     The Parties do not by this Agreement effect a joint undertaking and do not intend to create any joint or several obligations to third parties. Neither this Agreement nor any transaction hereunder, shall be construed to create a new entity, such as a partnership or a joint venture, or constitute an agency or employment relationship. Neither Party shall be under the control of or be deemed to control the other Party, and no Party shall have the right or power to bind any other Party.

9.4. RESPONSIBILITY FOR EMPLOYEES

     The Parties agree that, as between themselves, each Party shall be responsible for the acts and omissions of, and any claims by and compensation to, its employees and agents, irrespective of any limitation on the amount or type of damages, compensation or benefits payable by or for such Party under workers' or workmen's compensation acts, disability benefit acts or other employee benefit acts; provided, however, that the foregoing is not intended to create third-party beneficiary rights in any Person not a Party to this Agreement. Each Party shall indemnify the other Party from and against all liabilities, Claims, damages, suits, fines or judgments, including reasonable attorneys' fees and defense fees, disbursements and expenses, for injury or death to third persons and damage to or destruction of property of third persons, to the extent caused by such Party's employees or agents.

                                 ARTICLE X: TERM

10.1. TERM

     Subject to the terms and conditions of this Agreement, including the final approval of the Michigan Public Service Commission ("MPSC"), this Agreement shall commence on the Effective Date and, unless terminated earlier as expressly provided herein, shall continue in effect until 11:59:59 p.m.
     (EST) on the Fifteenth (15th) anniversary of the Effective Date (the "Termination Date").

10.2. TERMINATION

     If the NRC does not grant the application for renewal of Operating License No. DPR-20 for the Facility for an additional twenty years as set forth in NRC Docket No. 50-255, the Termination Date shall be March 24, 2011 and neither Party shall have any further obligations hereunder except for those obligations which survive such termination.

     Promptly following Seller's determination that operation of the Facility has become materially and economically adverse such that continued operation of the Facility is no longer feasible, prudent and/or sustainable, Seller shall provide twelve (12) months' written notice to Buyer (or longer notice if commercially feasible under the circumstances) that Seller will permanently retire the Facility at the expiration of that notice period (unless twelve (12) months' notice is not commercially feasible under the circumstances, in which case Seller shall provide such notice as is commercially feasible under the circumstances). This Agreement will terminate at the time specified in such notice which will become the Termination Date, and neither Party shall have any further obligations hereunder except for those obligations which survive such termination.

10.3. EFFECT OF TERMINATION

     Termination of this Agreement shall not terminate the rights or duties of either Party hereunder with respect to any obligations due to be performed on or before the effective date of termination. Without limitation of the foregoing, Article IX, Article XI and Article XIV shall survive the termination of this Agreement.

                               ARTICLE XI: RECORDS

11.1. INSPECTION OF RECORDS

     Buyer and Seller shall maintain, to the extent applicable, for a period of not less than seven (7) years from the date of preparation thereof complete and accurate records of: (a) all measurements by Billing Meters of Delivered Energy pursuant to this Agreement, (b) real and reactive power production for each hour, changes in operating status, scheduled outages and any unusual conditions found during inspections, and (c) all other data and information necessary to calculate payments as provided in this Agreement, including invoices, receipts, charts, printouts, and other materials and documents. Subject to limitations imposed by applicable Law, Seller or Buyer, or their respective representatives shall be permitted to inspect such records upon request during normal business hours and copies of such records shall be provided, if requested, at the requesting Party's expense, within thirty (30) days of such request.

                      ARTICLE XII: ADMINISTRATIVE COMMITTEE

12.1. PURPOSE

     From time to time various administrative and technical matters may arise in connection with the terms and conditions of this Agreement which will require the cooperation and consultation of the Parties and the exchange of information. As a means of providing for such cooperation, consultation and exchange, an Administrative Committee is hereby established with the functions described in Section 12.4. However, the Administrative Committee shall not (a) have the authority to amend this Agreement, or (b) diminish in any manner the authority or responsibility of either Party as set forth in the various sections of this Agreement.

12.2. MEMBERSHIP

     The Administrative Committee shall have two (2) members. Within sixty (60) days after execution of this Agreement, each Party shall designate its representative on the Administrative Committee and shall promptly give written notice thereof to the other Party. Thereafter, each Party shall promptly give written notice to the other Party of any change in the designation of its representative on the Administrative Committee. All actions taken by the Administrative Committee must be approved by both members.

12.3. MEETINGS

     Meetings as are reasonably required may be called by either member with as much advance notice as is practicable. Meetings may be attended by other representatives of the Parties.

12.4. FUNCTIONS

     The Administrative Committee shall have the following functions:

1. Provide liaison between the Parties at the management level and exchange information with respect to significant matters arising under this Agreement.

2. Appoint ad hoc committees, the members of which need not be members of the Administrative Committee, as necessary to perform detailed work and conduct studies regarding matters requiring investigation.

3. Review, discuss and attempt to resolve disputes arising under this Agreement; provided, nothing herein shall limit the provisions of Section 17.1.

4. Provide liaison between the Parties concerning the status of and operation of the Facility.

12.5. EXPENSES

     Each Party shall be responsible for the salary and out-of-pocket expenses of its representative and its other attendees. All other expenses incurred in connection with the performance by the Administrative Committee of its functions shall be allocated and paid as determined by the Administrative Committee.

                              ARTICLE XIII: NOTICES

13.1. NOTICES IN WRITING

     All notices or other communications which are required or permitted under this Agreement shall be effective if they are in writing and delivered personally or by certified mail (postage prepaid and return receipt requested), reputable overnight delivery service, or telecopy or other confirmable form of electronic delivery, to the following address (except as to notices which are required by this Agreement to be delivered to a Party's Administrative Committee representative or to Buyer's Merchant Operations Center, which shall be delivered to such Party's Administrative Committee representative or the Buyer's Merchant Operations Center, as the case may be):

          (a)  if to Seller:    c/o Entergy Northeast
                                440 Hamilton Avenue
                                White Plains, NY 10601

          With a copy to:       c/o ENTERGY
                                100 First Stamford Place
                                Stamford, CT 06902

          (b)  if to the Buyer: Consumers Energy Company
                                1945 W. Parnall Road
                                Jackson, MI 49201
                                Attention: William E. Garrity

          (c) or to such other person or address as the addressee may have specified in a notice duly given to the sender as provided herein.

13.2. DATE OF NOTIFICATION

     All notices or communications duly delivered or mailed and postmarked to a Party hereto as provided in Section 13.1 shall be effective as of the date of receipt.

13.3. ORAL NOTICE IN EMERGENCY

     Notwithstanding the provisions of Section 13.1, any notice required hereunder with respect to an occurrence or event requiring immediate attention may be made orally, by telephone or otherwise, provided such notice shall be confirmed in writing promptly thereafter. Each Party shall make any such oral notice directly to the Administrative Committee representative of the other Party.

                          ARTICLE XIV: CONFIDENTIALITY

14.1. NON-DISCLOSURE TO THIRD PARTIES

     Except in any proceeding to approve or enforce this Agreement, Seller and Buyer will not disclose to any third person (including any of Seller's personnel engaged in electricity market related activity, but excluding each Party's employees, lenders, counsel, accountants or advisors who have a need to know such information and have agreed to keep such items confidential) without the prior written consent of the other Party which shall not be unreasonably withheld: (a) the terms or conditions of this Agreement or any other agreement between the Parties required hereby or referred to herein; or (b) any confidential or proprietary information or data, whether oral or written, received from the other Party.

14.2. DISCLOSURE PERMITTED

     Notwithstanding Section 14.1, Seller or Buyer may disclose: (a) such information as may be required by any applicable Law, regulation, or governmental order, including a requirement, regulation or order of the MPSC; (b) such information as may reasonably be required by any operator of the Facility, or by independent accountants, attorneys, credit rating agency representatives, other professional consultants, or prospective lenders or investors, subject to reasonable procedures and other safeguards to protect the confidentiality of the information disclosed; (c) any information which is or becomes publicly known, other than by breach of this Agreement by the receiving Party; (d) information which becomes available to the receiving Party hereunder without restriction from a third party; (e) information which is at any time developed by the receiving Party independently of any disclosures hereunder; or (f) such information regarding the terms of this Agreement as such Party deems necessary to enable it to comply with the Securities Exchange Act of 1934, as amended, or the rules, regulations and forms of the Securities and Exchange Commission issued thereunder, the rules of the New York Stock Exchange, or the rules, regulations or orders of the FERC. In addition, the Buyer or Seller may use the confidential information in connection with their respective dealings with Governing Authorities of competent jurisdiction. In connection with any such use, the Buyer or Seller, as applicable, agrees to request confidential treatment of the information.

14.3. SURVIVAL OF CONFIDENTIALITY

     The provisions of this Article XIV shall survive the Termination Date (or any earlier termination of this Agreement) for a period of five (5) years.

                              ARTICLE XV: INSURANCE

15.1. COVERAGE AND AMOUNTS OF SELLER AND BUYER. During the Term, Seller and Buyer shall procure, pay premiums for and maintain in full force and effect the insurance coverages described below.

     (a) Worker's Compensation Insurance as required by the Laws of the State of Michigan, and employer's liability insurance with limits established by state or federal Law, if applicable. This policy is to be endorsed to include a Waiver of Subrogation in favor of the Buyer or Seller, as the case may be.

     (b) Commercial General Liability Insurance, including coverage for: (i) premises/operations, (ii) independent contractor, (iii) products and completed operations, (iv) broad form contractual liability, (v) broad form property damage, (vi) explosion, collapse and underground damage exclusion deletion, and (vii) personal injury, all with limits of not less than $25,000,000 each occurrence and in the aggregate. Such coverage can be made up of a combination of primary (or in lieu thereof, self-insurance of no more than $10,000,000) and excess coverage policies.

     (c) Comprehensive Vehicle Liability Insurance, covering all vehicles and automobiles whether owned, leased, or rented when used by such Party in connection with performance of this Agreement and including coverage for bodily injury and property damage in an amount not less than $1,000,000 per accident.

     (d) Notwithstanding the foregoing, Seller or Buyer may self-insure to meet the minimum insurance requirements of Sections 15.1(a) through 15.1(c) to the extent it maintains a self-insurance program; provided that Seller's or Buyer's, as the case may be (or the Seller's Guarantor or Buyer's Guarantor, as the case may be) senior secured debt meets the rating specified in Section 7.2(a)(2) or 7.3(a)(2) and that its self-insurance program meets minimum insurance requirements under Sections 15.1(a) through 15.1(c). For any period of time that Seller or Buyer, as the case may be (or Seller's Guarantor or Buyer's Guarantor, as the case may be) senior secured debt is unrated, the Party shall comply with the insurance requirements applicable to it under Sections 15.1(a) through 15.1(c). In the event that a Party is permitted to self-insure pursuant to this Section 15.1(d), it shall notify the other Party that it meets the minimum insurance requirement in a manner consistent with that specified in this Article XV.

     (e) On the Effective Date, and thereafter from time to time at the request of a Party, the other Party shall provide certificates of insurance from insurance companies having a Best rating of A minus or better confirming that the insurance coverages required herein are maintained. Such certificates shall provide that the other Party be given thirty (30) days' prior written notice by the insurer, or its authorized representative, of any cancellation and ten (10) days' prior written notice due to cancellation for non-payment of premiums in any required coverage provided by such insurer as evidenced by the certificates. In addition, each Party agrees to provide notice to the other Party of any material change in the insurance coverages or policies required hereby.

15.2. COVERAGE FOR FULL TERM

All required coverages shall remain in full force and effect during the Term. Buyer's and Seller's liability under this Agreement shall not be limited to or by the insurance coverage required in this Article XV.

                             ARTICLE XVI: ASSIGNMENT

16.1. BINDING EFFECT

     This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assignees.

16.2. GENERAL

     Except as provided in this Article XVI, neither Party shall assign or otherwise convey any of its right, title, or interest under this Agreement without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld or delayed). Seller shall not be permitted to assign this Agreement to any Person unless such Person also acquires all or substantially all of Seller's interest in the Facility. Any assignment or delegation made without required consent shall be null and void.

16.3. ASSIGNMENT TO AN AFFILIATE

     Notwithstanding Section 16.2, each Party shall have the right to assign all or a portion of its rights or obligations under this Agreement to an Affiliate without the consent of the other Party, and such Affiliate to which this Agreement has been assigned shall have the right to further assign the Agreement back to assigning Party without the consent of the other Party; provided, however that (a) the assigning Party shall provide written notice of such assignment to the other Party and the assuming Affiliate agrees in writing to assume all obligations under this Agreement,
     (b) the assignee can document its financial strength is no worse than that of the assignor, or the assignee will provide credit support from an entity with financial strength no worse than that of the assignor, and (c) any security requirements then in effect pursuant to Article VII remain effective following the assignment, or are replaced with equivalent security to the reasonable satisfaction of the non-assigning Party. In the event of an assignment to an Affiliate pursuant to this section, the Parties agree that the assignor is not released from any and all further obligations under this Agreement.

16.4. ASSIGNMENT TO LENDERS

     Seller shall have the right to assign all or a portion of its rights or obligations under this Agreement to any lender providing financing for Seller's acquisition of the Facility as collateral security for obligations under the financing documents entered into with such lenders provided that:
     (a) Seller first provides Buyer with written notice of not less than sixty
     (60) days of such collateral assignment; and (b) Buyer consents to the form of collateral assignment and related documentation.

                           ARTICLE XVII: MISCELLANEOUS

17.1. DISPUTE RESOLUTION

     If a dispute arises between the Parties relating to this Agreement except with respect to the matters set forth in Sections 7.1(a), (b), (c) or (e), the following procedure shall be followed except that either Party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed.

     (a) The Parties shall promptly hold a meeting, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations or liabilities of the Parties hereunder or be deemed a waiver of a Party hereof of any remedies to which such Party would otherwise be entitled hereunder.

     (b) If, within thirty (30) days following such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to binding arbitration in accordance with the Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes, by a neutral arbitrator to be mutually selected by the Parties. The cost of the arbitrator shall be borne by the Parties, and the Parties shall equally bear the costs of such arbitration. If the Parties are unable to agree upon an arbitrator within thirty (30) days, the Parties may then petition the Circuit Court of Jackson County, Michigan to appoint the arbitrator.

     (c) In the event the Circuit Court appoints an arbitrator, arbitration shall take place in a mutually acceptable location in the State of Michigan. Otherwise the location for arbitration shall be mutually agreed to by the Parties. In either case the substantive and procedural law of the State of Michigan shall apply to the proceedings. Equitable remedies shall be available in any arbitration. Punitive damages shall not be awarded. The written decision of the arbitrator shall be binding on the Parties and the Parties hereby agree to execute all necessary documents, including releases and subrogation agreements as necessary in order to conclude the matter upon the arbitrator rendering a final award. This Section is subject to the Federal Arbitration Act, 9 USCA Section 1 et seq. and judgment upon the award, if any, may be entered by any court having jurisdiction thereof.

17.2. RECORDING TELEPHONE CONVERSATIONS

     Each Party agrees that the other Party or its representatives may record any or all telephone conversations between representatives of the two Parties pursuant to or relating to this Agreement and will advise the other Party that the conversation is being recorded. Seller is hereby advised that telephone conversations with Buyer's personnel relating to Articles II, IV and V are routinely recorded. Each Party further agrees that such recorded telephone conversations shall not be deemed inadmissible in any arbitration proceeding or court of law by virtue of the recorded nature of the conversations or any authority or lack of authority to make such recording. Each Party hereby waives any objection to the introduction of such recorded telephone conversations as evidence in any arbitration proceeding or court of law to the extent such objections are based on the recorded nature of such conversations or the authority or lack of authority to make such recording.

17.3. COMPLIANCE WITH LAWS

     Each Party shall at all times conform to all applicable Laws. Each Party shall give all required notices, shall procure and maintain all necessary Authorizations, governmental permits, licenses and inspections necessary for its performance of this Agreement, and shall pay all charges and fees in connection therewith.

17.4. TAXES AND OTHER CHARGES

     (a)  Seller's Taxes.

          Seller is liable for and shall pay, or cause to be paid, or reimburse Buyer if Buyer has paid, all Taxes applicable to any transaction arising out of this Agreement prior to the Delivery Point on the sale of Energy, Capacity or Ancillary Services to Buyer. Seller shall indemnify, defend and hold harmless Buyer from any Claims for such Taxes applicable prior to the Delivery Point.

     (b)  Buyer's Taxes.

          Buyer is liable for and shall pay, or cause to be paid, or reimburse Seller if Seller has paid, all Taxes applicable to any transaction arising out of this Agreement at or after the Delivery Point on the purchase by Buyer of Energy, Capacity or Ancillary Services. Buyer shall indemnify, defend and hold harmless Seller from any Claims for such Taxes applicable at or after the Delivery Point.

     (c)  Certificate of Tax Exemption.

          Either Party, upon written request of the other, shall provide a certificate of exemption or other reasonably satisfactory evidence of exemption if either Party is exempt from Taxes.

17.5. FUTURE ATTRIBUTES

     In the event that, at any time during the Term, a change in Law occurs that causes capability of the Facility as in existence on the date hereof to become a tradable attribute (e.g., emission credit, renewable energy credit, environmental credit, "Green" credit, etc.) or otherwise to have a market value, Buyer shall be entitled to one hundred percent (100%) of such tradable attribute and the benefits of such attribute until the tenth
     (10th) anniversary of the Effective Date and thereafter fifty percent (50%) until the Termination Date (with the other fifty percent (50%) belonging to Seller), and the Parties shall in good faith negotiate to reflect such allocation to Buyer at no additional cost to Buyer. Seller agrees to execute a separate agreement to transfer to Buyer any revenue, or any other benefit received by Seller for Buyer's tradable attributes and to execute all documents and agreements and take all steps necessary to permit Buyer to market Buyer's tradable attributes. Seller shall be entitled to all attributes and benefits arising from an Uprate.

17.6. FINANCIAL TRANSMISSION RIGHTS

     Buyer shall be entitled to all financial transmission rights or other rights and benefits with the Transmission Provider associated with the Capacity, Energy and Ancillary Services being purchased hereunder. Seller shall cooperate in good faith with Buyer to ensure that such financial transmission rights and other rights and benefits are assigned and transferred to Buyer at no additional cost to Buyer.

17.7. GOVERNING LAW; VENUE

     This Agreement shall be governed by and construed in accordance with the law of the State of Michigan (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF MICHIGAN. THE FOREGOING COURT SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSES, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17.8. ENTIRE AGREEMENT; AMENDMENT

     This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement, and supersedes and terminates any letters of intent and all prior and contemporaneous agreements, understandings, negotiations and discussions with the Parties, whether oral or written, regarding said subject matter, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement, except as specifically set forth in this Agreement. NEITHER PARTY TO THIS AGREEMENT MAKES ANY REPRESENTATION, WARRANTY OR INDEMNITY, EXPRESS OR IMPLIED, TO THE OTHER PARTY TO THIS AGREEMENT EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH IN THIS AGREEMENT. No amendment, supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

17.9. NO IMPLIED WAIVER

     The failure or delay of any Party hereto to enforce at any time any of the provisions of this Agreement, or to require at any time performance of the other Party hereto of any of the provisions hereof, shall neither be construed to be a waiver of such provisions nor affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision.

17.10. SEVERABILITY

     Any provision of this Agreement declared or rendered unlawful by any Governing Authority or deemed unlawful because of a statutory change (individually or collectively, such events referred to as a "Regulatory Event") will not otherwise affect the remaining lawful obligations that arise under this Agreement; provided, however, that if a Regulatory Event occurs, the Parties shall use their best efforts to reform this Agreement in order to give effect to the original intention of the Parties. Additionally, in the event any Governing Authority imposes on Seller, the Facility or any Energy, Capacity or Ancillary Services delivered to Buyer by Seller pursuant to this Agreement any Tax or other payment obligation related to the ownership or operation of the Facility and not otherwise generally imposed on electric generation facilities under the jurisdiction of such Governing Authority, or energy, capacity or ancillary services produced thereby, then in such case the Energy Payment applicable to a Billing Cycle shall be increased to reflect fifty percent (50%) of such Tax or other payment obligation to the extent paid by Seller in such Billing Cycle. The Energy Payment applicable to a Billing Cycle shall be increased to reflect one-twelfth of 50% of any incremental real property Taxes paid with respect to any spent nuclear fuel storage facility located in Charlevoix County, Michigan owned by Seller, to the extent such Taxes with respect to such facility exceed $50,000 in the year of the Effective Date, or in subsequent years, $50,000 plus 4% per year.

17.11. NO EXCLUSIVITY/DEDICATION OF ASSETS

     This Agreement is not intended to be an exclusive arrangement between Buyer and Seller. No undertaking by a Party hereto to the other Party hereto under any provision of this Agreement shall constitute the dedication of that Party's assets or any portion thereof to the other Party or to the public.

17.12. EXPENSES

     Each Party shall pay the fees and expenses of its respective counsel, accountants, brokers, consultants, investment bankers and other experts incident to the negotiation and preparation of this Agreement.

17.13. COUNTERPARTS

     This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17.14. SURVIVAL

     The applicable provisions of this Agreement shall continue in effect after the termination of this Agreement, to the extent necessary to provide for final billing and adjustment, and to make other appropriate settlements hereunder. Those provisions hereof that by their express terms are intended to survive this Agreement shall so survive for the periods indicated.

17.15. THIRD-PARTY BENEFICIARY

     Nothing expressed or referenced in this Agreement shall be construed to give any Person other than the Parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and the provisions and conditions hereof are for the sole and exclusive benefit of the Parties hereto, and their permitted successors and permitted assigns.

17.16. MOBILE-SIERRA

     It is the intent of the Parties that the rates and all other terms and conditions of the services provided hereunder shall not be subject to change under Sections 205 or 206 of the Federal Power Act of 1935, as amended, 16 U.S.C. Section 791 et seq. (or any successor legislation), without the consent of both Parties. Each of the Parties hereto agrees not to unilaterally file with the FERC a change in the rates, terms or conditions of this Agreement. Moreover, absent agreement of all Parties to a proposed change, the standard of review for changes to any rate, term or condition of this Agreement proposed by a non-Party or the FERC or any other Governing Authority acting sua sponte shall be the "public interest" standard of review set forth in United Gas Pipe Line Co. v. Mobile Gas Services Corp., 350 U.S. 332 (1956) and Federal Power Commission v. Sierra Pacific Power Co., 350 U.S. 348 (1956). To the extent that the FERC adopts specific language that parties must incorporate into agreements in order to bind FERC, third parties and themselves to a public interest standard of review, the Parties hereby incorporate such language herein by reference.

17.17. FORWARD CONTRACT

     The Parties acknowledge and agree that this Agreement, the transactions contemplated hereby, and any security instrument that may be provided by either Party under Article VII shall each, and together, constitute one and the same "forward contract" within the meaning of the United Stated Bankruptcy Code (the "Code"), and Seller, Seller's Guarantor, Buyer, and the Buyer's Guarantor shall each constitute a "forward contract merchant" under the Code.

          IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed on its behalf by its duly authorized officer as of the date first set forth above.

                                        ENTERGY NUCLEAR PALISADES, LLC


                                        By: /s/ Gary J. Taylor
                                            ------------------------------------
                                            Gary J. Taylor
                                            President


                                        CONSUMERS ENERGY COMPANY


                                        By: /s/ Robert A. Fenech
                                            ------------------------------------
                                            Robert A. Fenech
                                            Senior Vice President
                                            Nuclear, Fossil & Hydro Operations

                                    EXHIBIT A

                         CAPACITY AND ENERGY CHARGES(1)

            CAPACITY       ENERGY CHARGE (IN      TOTAL
YEAR   CHARGE (IN $/MWH)         $/MWH)        (IN $/MWH)
----   -----------------   -----------------   ----------
2007    [to be inserted]    [to be inserted]     $43.50
2008    [to be inserted]    [to be inserted]     $44.00
2009    [to be inserted]    [to be inserted]     $44.50
2010    [to be inserted]    [to be inserted]     $45.75
2011    [to be inserted]    [to be inserted]     $47.00
2012    [to be inserted]    [to be inserted]     $48.25
2013    [to be inserted]    [to be inserted]     $49.00
2014    [to be inserted]    [to be inserted]     $50.00
2015    [to be inserted]    [to be inserted]     $51.00
2016    [to be inserted]    [to be inserted]     $52.50
2017    [to be inserted]    [to be inserted]     $54.00
2018    [to be inserted]    [to be inserted]     $55.50
2019    [to be inserted]    [to be inserted]     $57.00
2020    [to be inserted]    [to be inserted]     $58.50
2021    [to be inserted]    [to be inserted]     $60.00
2022    [to be inserted]    [to be inserted]     $61.50
2023    [to be inserted]    [to be inserted]     $63.00

For each month during the Term, the Capacity Charge and the Energy Charge set forth above shall be adjusted by multiplying the amount of such charge by the applicable Shaping Factor for such month as set forth on Exhibit C hereto.

----------
(1) Within three weeks of the execution of this Agreement, Buyer shall provide a notice to Seller that shall allocate the Total value for each year in the above table as between the Capacity Charge and the Energy Charge, and this Exhibit A shall be modified accordingly.

                                    EXHIBIT B

                             BUYER'S CAPACITY AMOUNT

For any given month during the Term, the Buyer's Capacity Amount shall be as set forth in the table below:

COLUMN A            COLUMN B                 COLUMN C               COLUMN D
MONTH       CAPACITY OF THE FACILITY   BUYER'S ENTITLEMENT   BUYER'S CAPACITY AMOUNT
--------    ------------------------   -------------------   -----------------------
January              813 MW                    100%                   813 MW
February             811 MW                    100%                   811 MW
March                809 MW                    100%                   809 MW
April                801 MW                    100%                   801 MW
May                  794 MW                    100%                   794 MW
June                 786 MW                    100%                   786 MW
July                 781 MW                    100%                   781 MW
August               778 MW                    100%                   778 MW
September            783 MW                    100%                   783 MW
October              800 MW                    100%                   800 MW
November             809 MW                    100%                   809 MW
December             810 MW                    100%                   810 MW

Column A - Depicts the month of the year.

Column B - Will be updated over the Term of this Agreement to reflect the Capacity of the Facility, as determined in accordance with ECAR 4 (or with the Effective Capacity Requirements, if applicable).

Column C - Indicates the Buyer's Entitlement of the output of the Facility. This value will be updated only after an Uprate (as defined in 1.1 (83)). The Buyer's Entitlement shall be determined in accordance with Section 2.6 as follows (both values shall be determined or measured for the same month):

           Capacity of the Facility before the Uprate Capability Test
    -------------------------------------------------------------------------
       Capacity of the Facility resulting from the Uprate Capability Test

Column D - Shall be the product of Column B and Column C, as those values may be revised over the Term of this Agreement.

                                    EXHIBIT C

                   CAPACITY AND ENERGY CHARGE SHAPING FACTORS

MONTH       ON-PEAK HOURS   OFF-PEAK HOURS
-----       -------------   --------------
January         1.350           0.8275
February        1.200           0.6750
March           1.140           0.6750
April           1.140           0.6750
May             1.200           0.6750
June            1.400           0.8250
July            1.500           0.9500
August          1.500           0.9500
September       1.400           0.8275
October         1.140           0.6750
November        1.140           0.6750
December        1.200           0.6750

                                    EXHIBIT D

                            Diagram of Billing Meters

                                    (DIAGRAM)

Meters #1 and #4 are owned by Consumers Energy (Load Serving Entity) Meters #2 and #3 are owned by METC

[Actual Diagram drawn]

                                    EXHIBIT E

                            FORM OF SELLER'S GUARANTY

     This Guaranty is made and given as of the day of 200_, by ______________, a corporation ("Guarantor"), in favor of Consumers Energy Company, a Michigan corporation ("Consumers").

     WHEREAS, ENTERGY NUCLEAR PALISADES, LLC ("Seller") an Affiliate of Guarantor, has entered into a Power Purchase Agreement dated as of _________, 2006 (the "Power Purchase Agreement"), pursuant to which Consumers has agreed to purchase and Seller has agreed to sell, Capacity, Energy and Ancillary Services in accordance with the Power Purchase Agreement, and the parties have undertaken certain duties, responsibilities and obligations as set forth in the Power Purchase Agreement; and

     WHEREAS, Guarantor has agreed to guarantee the payment obligations of Seller under the Power Purchase Agreement; and

     WHEREAS, it is a condition to the obligations of Consumers under the Power Purchase Agreement that the Guarantor execute and deliver this Guaranty or that Seller otherwise provide security; and

     WHEREAS, the Guarantor will benefit from the transactions contemplated by the Power Purchase Agreement.

     NOW, THEREFORE, the Guarantor agrees as follows:

     Section 1. Definitions. Capitalized terms used herein shall have the meanings assigned to them herein or, if not defined herein, then such terms shall have the meanings assigned to them in the Power Purchase Agreement.

     Section 2. Guaranty. As an inducement to Consumers, for and in consideration of Consumers entering into the Power Purchase Agreement, Guarantor hereby absolutely, unconditionally, and irrevocably guarantees to Consumers and its successors, endorsees and assigns, as primary obligor and not merely as a surety, the full and prompt payment, when due, of all sums payable by Seller under the Power Purchase Agreement (the "Guaranteed Obligations"). The Guaranteed Obligations shall include all reasonable costs and expenses (including reasonable attorneys' fees), if any, incurred in enforcing Consumers' rights under this Guaranty, but only to the extent that Consumers is successful in enforcing its rights under this Guaranty. This is a guaranty of payment and not of performance or collection. Notwithstanding any other provision of this Guaranty, the maximum recovery from the Guarantor which may be collected pursuant to the provisions of this Guaranty shall in no event exceed in the aggregate an amount equal to thirty million ($30,000,000) dollars plus the expenses set forth in this Section 2.

     Section 3. Guaranty Absolute. Subject to the last sentence of Section 2, the liability of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, and nothing whatever except actual full payment to Consumers of the Guaranteed Obligations (and all other debts, obligations and liabilities of Guarantor under this Guaranty) shall operate to discharge Guarantor's liability hereunder. Without limiting the generality of the foregoing, Guarantor's liability hereunder shall be unaffected by:

     (a) The occurrence or continuance of any event of bankruptcy, reorganization or insolvency with respect to Seller or any disallowance of all or any portion of any claim by Consumers, its successors or permitted assigns in connection with any such proceeding or in the event that all or any part of any payment is recovered from Consumers as a preference payment or fraudulent transfer under the Federal Bankruptcy Code or any applicable law, or the dissolution, liquidation or winding up of Guarantor or Seller;

     (b) Any amendment, supplement, reformation or other modification of the Power Purchase Agreement;

     (c) The exercise, non-exercise or delay in exercising, by Consumers or any other Person, of any of their rights under this Guaranty or the Power Purchase Agreement;

     (d) Any change in time, manner or place of payment of, or in any other terms of, all or any of the Guaranteed Obligations or any other amendment or waiver of, or any consent to depart from, the Power Purchase Agreement or any other agreement, document or instrument relating thereto;

     (e) Any permitted assignment or other transfer of rights under this Guaranty by Consumers, or any permitted assignment or other transfer of the Power Purchase Agreement, including any assignment as security for financing purposes;

     (f) Any merger or consolidation into or with any other entity, or other change in the corporate existence or cessation of existence of, Seller or Guarantor;

     (g) Any change in ownership or control of Guarantor or Seller;

     (h) Any sale, transfer or other disposition by Guarantor of any direct or indirect interest it may have in Seller;

     (i) The inaccuracy of any of the representations and warranties of Seller under the Power Purchase Agreement;

     (j) The absence of any notice to, or knowledge by, Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing clauses;

     (k) The failure to create, preserve, validate, perfect or protect any security interest granted to, or in favor of, any Person;

     (l) Any substitution, modification, exchange, release, settlement or compromise of any security or collateral for or guaranty of any of the Guaranteed Obligations or failure to apply such security or collateral or failure to enforce such guaranty;

     (m) The existence of any claim, set-off, or other rights which Guarantor or any Affiliate thereof may have at any time against Consumers or any Affiliate thereof;

     (n) The genuineness, validity, regularity, or enforceability of this Guaranty, the Power Purchase Agreement or any other agreement, document or instrument related to the transactions contemplated hereby or thereby; and

     (o) Any other circumstances which might otherwise constitute a defense to, or discharge of, Guarantor or Seller in respect of the Guaranteed Obligations or a legal or equitable discharge of Seller in respect thereof, including, a discharge as a result of any bankruptcy or similar law.

     Section 4. Waiver. In addition to waiving any defenses to which clauses (a) through (o) of Section 3 may refer:

     (a) Guarantor hereby irrevocably, unconditionally and expressly waives, and agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by Consumers of, this Guaranty;

     (b) Guarantor hereby irrevocably, unconditionally and expressly waives all notices, diligence, presentment and demand of every kind (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of security, release of security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in Seller's financial condition, or any other fact which might materially increase the risk to Guarantor hereunder) with respect to the Guaranteed Obligations which are not specifically required to be given by Consumers to Guarantor in the Power Purchase Agreement, and any other demands whatsoever which are not specifically required to be given by Consumers to Guarantor in the Power Purchase Agreement, and waives the benefit of all provisions of law which are in conflict with the terms of this Guaranty; provided, however, Consumers agrees that all payment demands under this Guaranty shall be in writing and shall specify in what manner and what amount Seller has failed to pay and an explanation of why such payment is due, with a specific statement that Consumers is calling upon Guarantor to pay under this Guaranty. The payment demand shall also include the bank account and wire transfer information to which the funds should be wire transferred;

     (c) The Guarantor hereby irrevocably, unconditionally and expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and the delivery, acceptance, performance, default or enforcement of this Guaranty and any requirement that Consumers protect, secure or perfect any security interest or exhaust any right or first proceed against Seller or any other person or entity or any other security; and

     (d) Until payment and satisfaction in full of all Guaranteed Obligations, Guarantor irrevocably, unconditionally and expressly waives (i) any right it may have to bring in a case or proceeding against Seller by reason of Guarantor's performance under this Guaranty or with respect to any other obligation of Seller to Guarantor, under any state or federal bankruptcy, insolvency, reorganization, moratorium or similar laws for the relief of debtors or otherwise; (ii) any subrogation to the rights of Consumers against Seller and any other claim against Seller which arises as a result of payments made by Guarantor pursuant to this Guaranty, until the Guaranteed Obligations have been paid in full and such payments are not subject to any right of recovery; and
(iii) any setoffs or counterclaims against Consumers which would otherwise impair Consumers' rights against Guarantor hereunder. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Consumers and shall forthwith be paid to Consumers to be applied to the Guaranteed Obligations.

     Section 5. Representations and Warranties. Guarantor hereby represents and warrants as follows:

     (a) Guarantor is a corporation duly organized and validly existing under the laws of [__________].

     (b) Guarantor has full corporate power, authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder.

     (c) This Guaranty has been duly authorized, executed and delivered by Guarantor.

     (d) This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

     (e) The execution and delivery by Guarantor of this Guaranty and the performance by Guarantor of its obligations hereunder will not (i) conflict with or result in any breach of any provisions of Guarantor's certificate of incorporation or bylaws (or other similar governing documents); (ii) conflict with or result in any breach of any provision of any law applicable to Guarantor or the transactions contemplated hereby; (iii) result in a breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, agreement or other instrument or obligation to which Guarantor is a party or by which it or its assets or property are bound; or (iv) require any consent, approval, permit or authorization of, or filing with or notification to, any governmental or regulatory authority.

     (f) No action, suit or proceeding at law or in equity or by or before any governmental authority or arbitral tribunal is now pending or, to the best knowledge of Guarantor, threatened against Guarantor that would reasonably be expected to have a material adverse effect on Guarantor's ability to pay and perform its obligations under this Guaranty.

     (g) Guarantor's obligations under this Guaranty are not subject to any offsets or claims of any kind against Consumers, Seller or any of their Affiliates.

     (h) It is not and shall not be necessary for Consumers to inquire into the powers of Seller or the officers, directors, partners, trustees or agents acting or purporting to act on Seller's behalf pursuant to the Power Purchase Agreement, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder to the extent made or created in accordance with the terms of the Power Purchase Agreement.

     Section 6. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in full force and effect until the earlier of (i) all Guaranteed Obligations have been paid in full or Seller's obligations to make payment to Consumers have been terminated pursuant to the terms of the Power Purchase Agreement and (ii) the replacement of this Guaranty with a cash deposit or Letter of Credit pursuant to Section 7.2 of the Power Purchase Agreement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations by Guarantor is rescinded and returned by Consumers to Guarantor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Seller or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Seller, Guarantor or any substantial part of their respective properties, or otherwise, all as though such payments had not been made. Guarantor agrees, upon the written request of Consumers, to execute and deliver to Consumers any additional instruments or documents necessary or advisable from time to time, in the reasonable and good faith opinion of Consumers, to cause this Guaranty to be, become or remain valid and effective in accordance with its terms

     Section 7. Amendments; Waivers; Etc. Neither this instrument nor any terms hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Consumers and Guarantor. Upon such termination of this Guaranty, this Guaranty shall continue in effect thereafter with respect to all Guaranteed Obligations which arise or are committed for prior to such termination (including all subsequent extensions and renewals thereof, including extensions and renewals at increased rates, and all subsequently accruing interest and other charges thereon) until all such Guaranteed Obligations and all obligations of Guarantor hereunder shall be paid in full and such payments are not subject to any right of recovery. No delay or failure by Consumers to exercise any remedy against Seller or Guarantor shall be construed as a waiver of that right or remedy. No failure on the part of Consumers to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by any applicable law.

     Section 8. Severability. In the event that the provisions of this Guaranty are claimed or held to be inconsistent with any other instrument evidencing or securing the Guaranteed Obligations, the terms of this Guaranty shall remain fully valid and effective. If any one or more of the provisions of this Guaranty should be determined to be illegal or unenforceable, all other provisions shall remain effective.

     Section 9. Assignment.

     (a) Assignability. Guarantor shall not have the right to assign any of Guarantor's rights or obligations or delegate any of its duties under this Guaranty without the prior written consent of Consumers. Guarantor shall remain liable under this Guaranty, notwithstanding assumption of this Guaranty by a successor or assign, unless and until released in writing from its obligations hereunder by Consumers. Consumers may, at any time and from time to time, assign, in whole or in part, its rights hereunder to any Person to whom Consumers has the right to assign its rights or obligations under and pursuant to the terms of the Power Purchase Agreement, whereupon such assignee shall succeed to all rights of Consumers hereunder.

     (b) Successors and Assigns. Subject to Section 9(a) hereof, all of the terms of this instrument shall be binding upon and inure to the benefit of the parties hereof and their respective permitted successors and assigns.

     Section 10. Address for All Notices. All notices and other communications provided for hereunder shall be given and effective in accordance with the notice requirements of the Power Purchase Agreement and if to Guarantor, at the following address:

Attn:           [Guarantor]

                Atten: Chief Financial Officer

Telecopy:

with a copy to: [Guarantor]

                Attn: General Counsel

     Telecopy:

     Section 11. Governing Law. This Guaranty shall be governed by and construed in accordance with the law of the State of Michigan (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS GUARANTY SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF MICHIGAN. THE FOREGOING COURT SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSES, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 12. Entire Agreement. This writing is the complete and exclusive statement of the terms of this Guaranty and supersedes all prior oral or written representations, understandings, and agreements between Consumers and Guarantor with respect to the subject matter hereof. Guarantor agrees that there are no conditions to the full effectiveness of this Guaranty.

     REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, Guarantor has duly caused this Guaranty to be executed and delivered as of the date first written above.

                                        [GUARANTOR]


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT F

                            FORM OF BUYER'S GUARANTY

     This Guaranty is made and given as of the day of 200_, by [to be inserted], in favor of ENTERGY NUCLEAR PALISADES, LLC ("Seller").

     WHEREAS, Consumers Energy Company ("Consumers") an Affiliate of Guarantor, has entered into a Power Purchase Agreement dated as of _________, 2006 (the "Power Purchase Agreement"), pursuant to which Consumers has agreed to purchase and Seller has agreed to sell, Capacity, Energy and Ancillary Services in accordance with the Power Purchase Agreement, and the parties have undertaken certain duties, responsibilities and obligations as set forth in the Power Purchase Agreement; and

     WHEREAS, Guarantor has agreed to guarantee the payment obligations of Consumers under the Power Purchase Agreement; and

     WHEREAS, it is a condition to the obligations of Seller under the Power Purchase Agreement that the Guarantor execute and deliver this Guaranty or that Consumers otherwise provide security; and

     WHEREAS, the Guarantor will benefit from the transactions contemplated by the Power Purchase Agreement.

     NOW, THEREFORE, the Guarantor agrees as follows:

     Section 1. Definitions. Capitalized terms used herein shall have the meanings assigned to them herein or, if not defined herein, then such terms shall have the meanings assigned to them in the Power Purchase Agreement.

     Section 2. Guaranty. As an inducement to Seller, for and in consideration of Seller entering into the Power Purchase Agreement, Guarantor hereby absolutely, unconditionally, and irrevocably guarantees to Seller and its successors, endorsees and assigns, as primary obligor and not merely as a surety, the full and prompt payment, when due, of all sums payable by Consumers under the Power Purchase Agreement (the "Guaranteed Obligations"). The Guaranteed Obligations shall include all reasonable costs and expenses (including reasonable attorneys' fees), if any, incurred in enforcing the Seller's rights under this Guaranty, but only to the extent that Seller is successful in enforcing its rights under this Guaranty. This is a guaranty of payment and not of performance or collection. Notwithstanding any other provision of this Guaranty, the maximum recovery from the Guarantor which may be collected pursuant to the provisions of this Guaranty shall in no event exceed in the aggregate an amount equal to thirty million ($30,000,000) dollars plus the expenses set forth in this Section 2.

     Section 3. Guaranty Absolute. Subject to the last sentence of Section 2, the liability of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, and nothing whatever except actual full payment to Seller of the Guaranteed Obligations (and all other debts, obligations and liabilities of Guarantor under this Guaranty) shall operate to discharge Guarantor's liability hereunder. Without limiting the generality of the foregoing, Guarantor's liability hereunder shall be unaffected by:

     (a) The occurrence or continuance of any event of bankruptcy, reorganization or insolvency with respect to Consumers, or any disallowance of all or any portion of any claim by Seller, its successors or permitted assigns in connection with any such proceeding or in the event that all or any part of any payment is recovered from Seller as a preference payment or fraudulent transfer under the Federal Bankruptcy Code or any applicable law, or the dissolution, liquidation or winding up of Guarantor or Consumers;

     (b) Any amendment, supplement, reformation or other modification of the Power Purchase Agreement;

     (c) The exercise, non-exercise or delay in exercising, by Seller or any other Person, of any of their rights under this Guaranty or the Power Purchase Agreement;

     (d) Any change in time, manner or place of payment of, or in any other terms of, all or any of the Guaranteed Obligations or any other amendment or waiver of, or any consent to depart from, the Power Purchase Agreement or any other agreement, document or instrument relating thereto;

     (e) Any permitted assignment or other transfer of rights under this Guaranty by Seller, or any permitted assignment or other transfer of the Power Purchase Agreement, including any assignment as security for financing purposes;

     (f) Any merger or consolidation into or with any other entity, or other change in the corporate existence or cessation of existence of, Consumers or Guarantor;

     (g) Any change in ownership or control of Guarantor or Consumers;

     (h) Any sale, transfer or other disposition by Guarantor of any direct or indirect interest it may have in Consumers;

     (i) The inaccuracy of any of the representations and warranties of Consumers under the Power Purchase Agreement;

     (j) The absence of any notice to, or knowledge by, Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing clauses;

     (k) The failure to create, preserve, validate, perfect or protect any security interest granted to, or in favor of, any Person;

     (l) Any substitution, modification, exchange, release, settlement or compromise of any security or collateral for or guaranty of any of the Guaranteed Obligations or failure to apply such security or collateral or failure to enforce such guaranty;

     (m) The existence of any claim, set-off, or other rights which Guarantor or any Affiliate thereof may have at any time against Seller or any Affiliate thereof;

     (n) The genuineness, validity, regularity, or enforceability of this Guaranty, the Power Purchase Agreement or any other agreement, document or instrument related to the transactions contemplated hereby or thereby; and

     (o) Any other circumstances which might otherwise constitute a defense to, or discharge of, Guarantor or Consumers in respect of the Guaranteed Obligations or a legal or equitable discharge of Consumers in respect thereof, including, a discharge as a result of any bankruptcy or similar law.

     Section 4. Waiver. In addition to waiving any defenses to which clauses (a) through (o) of Section 3 may refer:

     (a) Guarantor hereby irrevocably, unconditionally and expressly waives, and agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by Seller of, this Guaranty;

     (b) Guarantor hereby irrevocably, unconditionally and expressly waives all notices, diligence, presentment and demand of every kind (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of security, release of security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in Consumers' financial condition, or any other fact which might materially increase the risk to Guarantor hereunder) with respect to the Guaranteed Obligations which are not specifically required to be given by Seller to Guarantor in the Power Purchase Agreement, and any other demands whatsoever which are not specifically required to be given by Seller to Guarantor in the Power Purchase Agreement, and waives the benefit of all provisions of law which are in conflict with the terms of this Guaranty; provided, however, Seller agrees that all payment demands under this Guaranty shall be in writing and shall specify in what manner and what amount Consumers has failed to pay and an explanation of why such payment is due, with a specific statement that Seller is calling upon Guarantor to pay under this Guaranty. The payment demand shall also include the bank account and wire transfer information to which the funds should be wire transferred;

     (c) The Guarantor hereby irrevocably, unconditionally and expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and the delivery, acceptance, performance, default or enforcement of this Guaranty and any requirement that Seller protect, secure or perfect any security interest or exhaust any right or first proceed against Consumers or any other person or entity or any other security; and

     (d) Until payment and satisfaction in full of all Guaranteed Obligations, Guarantor irrevocably, unconditionally and expressly waives (i) any right it may have to bring in a case or proceeding against Consumers by reason of Guarantor's performance under this Guaranty or with respect to any other obligation of Consumers to Guarantor, under any state or federal bankruptcy, insolvency, reorganization, moratorium or similar laws for the relief of debtors or otherwise; (ii) any subrogation to the rights of Seller against Buyer and any other claim against Consumers which arises as a result of payments made by Guarantor pursuant to this Guaranty, until the Guaranteed Obligations have been paid in full and such payments are not subject to any right of recovery; and
(iii) any setoffs or counterclaims against Seller which would otherwise impair Seller's rights against Guarantor hereunder. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the Guaranteed Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of Seller and shall forthwith be paid to Seller to be applied to the Guaranteed Obligations.

     Section 5. Representations and Warranties. Guarantor hereby represents and warrants as follows:

     (a) Guarantor is a corporation duly organized and validly existing under the laws of [__________].

     (b) Guarantor has full corporate power, authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder.

     (c) This Guaranty has been duly authorized, executed and delivered by Guarantor.

     (d) This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

     (e) The execution and delivery by Guarantor of this Guaranty and the performance by Guarantor of its obligations hereunder will not (i) conflict with or result in any breach of any provisions of Guarantor's certificate of incorporation or bylaws (or other similar governing documents); (ii) conflict with or result in any breach of any provision of any law applicable to Guarantor or the transactions contemplated hereby; (iii) result in a breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, agreement or other instrument or obligation to which Guarantor is a party or by which it or its assets or property are bound; or (iv) require any consent, approval, permit or authorization of, or filing with or notification to, any governmental or regulatory authority.

     (f) No action, suit or proceeding at law or in equity or by or before any governmental authority or arbitral tribunal is now pending or, to the best knowledge of Guarantor, threatened against Guarantor that would reasonably be expected to have a material adverse effect on Guarantor's ability to pay and perform its obligations under this Guaranty.

     (g) Guarantor's obligations under this Guaranty are not subject to any offsets or claims of any kind against Consumers, Seller or any of their Affiliates.

     (h) It is not and shall not be necessary for Seller to inquire into the powers of Consumers or the officers, directors, partners, trustees or agents acting or purporting to act on Consumers' behalf pursuant to the Power Purchase Agreement and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder to the extent made or created in accordance with the terms of the Power Purchase Agreement.

     Section 6. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in full force and effect until the earlier of (i) all Guaranteed Obligations have been paid in full or Consumers' obligations to make payment to Seller have been terminated pursuant to the terms of the Power Purchase Agreement and (ii) the replacement of this Guaranty with a cash deposit or Letter of Credit pursuant to Section 7.3 of the Power Purchase Agreement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations by Guarantor is rescinded and returned by Seller to Guarantor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Consumers or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Consumers, Guarantor or any substantial part of their respective properties, or otherwise, all as though such payments had not been made. Guarantor agrees, upon the written request of Seller, to execute and deliver to Seller any additional instruments or documents necessary or advisable from time to time, in the reasonable and good faith opinion of Seller, to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

     Section 7. Amendments; Waivers; Etc. Neither this instrument nor any terms hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Seller and Guarantor. Upon such termination of this Guaranty, this Guaranty shall continue in effect thereafter with respect to all Guaranteed Obligations which arise or are committed for prior to such termination (including all subsequent extensions and renewals thereof, including extensions and renewals at increased rates, and all subsequently accruing interest and other charges thereon) until all such Guaranteed Obligations and all obligations of Guarantor hereunder shall be paid in full and such payments are not subject to any right of recovery. No delay or failure by Seller to exercise any remedy against Consumers or Guarantor shall be construed as a waiver of that right or remedy. No failure on the part of Seller to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by any applicable law.

     Section 8. Severability. In the event that the provisions of this Guaranty are claimed or held to be inconsistent with any other instrument evidencing or securing the Guaranteed Obligations, the terms of this Guaranty shall remain fully valid and effective. If any one or more of the provisions of this Guaranty should be determined to be illegal or unenforceable, all other provisions shall remain effective.

     Section 9. Assignment.

     (a) Assignability. Guarantor shall not have the right to assign any of Guarantor's rights or obligations or delegate any of its duties under this Guaranty without the prior written consent of Seller. Guarantor shall remain liable under this Guaranty, notwithstanding assumption of this Guaranty by a successor or assign, unless and until released in writing from its obligations hereunder by Seller. Seller may, at any time and from time to time, assign, in whole or in part, its rights hereunder to any Person to whom Seller has the right to assign its rights or obligations under and pursuant to the terms of the Power Purchase Agreement, whereupon such assignee shall succeed to all rights of Seller hereunder.

     (b) Successors and Assigns. Subject to Section 9(a) hereof, all of the terms of this instrument shall be binding upon and inure to the benefit of the parties hereof and their respective permitted successors and assigns.

     Section 10. Address for All Notices. All notices and other communications provided for hereunder shall be given and effective in accordance with the notice requirements of the Power Purchase Agreement and if to Guarantor, at the following address:

Attn:
      -------------------------------------
Telecopy:
          ---------------------------------
with a copy to:
                ---------------------------
Telecopy:
          ---------------------------------

     Section 11. Governing Law. This Guaranty shall be governed by and construed in accordance with the law of the State of Michigan (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS GUARANTY SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE WESTERN DISTRICT OF MICHIGAN. THE FOREGOING

COURT SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSES, AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING. SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURT. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     Section 12. Entire Agreement. This writing is the complete and exclusive statement of the terms of this Guaranty and supersedes all prior oral or written representations, understandings, and agreements between Seller and Guarantor with respect to the subject matter hereof. Guarantor agrees that there are no conditions to the full effectiveness of this Guaranty.

     REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, Guarantor has duly caused this Guaranty to be executed and delivered as of the date first written above.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                    EXHIBIT G

                             PEAK ADJUSTMENT PAYMENT

During the months of July and August for each Calendar Year of the Term (the "Peak Period"), Seller must achieve a specified capacity factor for the Facility as set forth in this Exhibit G. If Seller fails to achieve such a capacity factor for the specified period, Seller shall be responsible for a payment to Buyer (the "Peak Adjustment Payment") calculated in accordance with the following formula:

(TEM - DEM) x $20/MWh

where

TEM = Targeted Energy for the month, which shall be the product of: (i) the applicable Buyer's Capacity Amount for the month; (ii) the number of hours in the month; and (iii) the Target Capacity Factor.

DEM = Delivered Energy for the month.

If the resulting product of the above formula is positive, then such positive amount shall equal the Peak Adjustment Payment for the month in question and Seller shall pay that Peak Adjustment Payment in accordance with this Exhibit G. If the resulting product is zero or negative, then Seller shall owe no Peak Adjustment Payment to Buyer for the month. For purposes of calculating the TEM and DEM, the determination of the applicable number of hours in a month and the Delivered Energy for a month shall exclude (a) hours within an Summer Maintenance Outage that occurs in that month and Energy delivered during those outage hours, and (b) hours for which a damages amount has been paid by, or is due from, Seller pursuant to Section 2.4(d) or Section 4.1(b).

If it is determined that Seller owes Buyer a Peak Adjustment Payment for a particular month, Buyer shall have the right to either (a) demand payment of that Peak Adjustment Payment in writing, in which case Seller shall make such payment to Buyer within five (5) Business Days after the written demand for payment is received, or (b) reduce the payments otherwise due to Seller under this Agreement for the Billing Cycle that includes the month in question by the amount of the Peak Adjustment Payment.

                                    EXHIBIT H

                              SCHEDULING PROCEDURES

(a) Scheduling of Generation Offers. Seller shall submit its Generation Offer for the Facility into the MISO day-ahead market for dispatch as a must-run generation unit with a dispatch minimum for each hour of the Operating Day equal to no less than Seller's reasonable estimate of the Buyer's Entitlement of Net Energy Output, provided, however, that during any Derate in which the entire Facility is not available for the generation of Energy, Seller shall have no obligation to schedule Generation Offers under Section 5.3 and this Exhibit H.

(b) Scheduling of Financial Bilateral Transactions. Seller shall Schedule each Financial Bilateral Transaction relating to the delivery to Buyer of Energy generated at the Facility or the Replacement Energy and Buyer shall accept each such Financial Bilateral Transaction Schedule no later than the deadline established by MISO for such acceptance, with each utilizing the appropriate MISO electronic scheduling system and protocols in accordance with the following Scheduling parameters:

     (i) Seller shall submit a Financial Bilateral Transaction Schedule or Schedules for settlement in the day-ahead market for the actual quantity of Delivered Energy for the relevant Operating Day; and

     (ii) Buyer shall confirm such Financial Bilateral Transaction Schedule submitted by Seller in accordance with paragraph (i) above, provided that if Buyer disputes any component of any such Financial Bilateral Transaction Schedule submitted by Seller, Buyer shall immediately notify Seller and Buyer and Seller shall cooperate to resolve any discrepancies in a timely manner;

provided, however, that during a Scheduled Maintenance Outage, Seller may Schedule Financial Bilateral Transactions under Section 5.3 and this Exhibit H with respect to the Replacement Energy or the Parties may mutually agree to an alternative settlement procedure.